Exhibit 99.3

MACROCURE LTD.

25 Hasivim Street, Petach Tikva 4959383, Israel

November     , 2016

Dear Shareholders:

You are cordially invited to attend a Special General Meeting, or the Meeting, of the shareholders of Macrocure Ltd. (which we refer to as Macrocure, the Company or our Company) to be held at the offices of our Israeli legal counsel, Meitar Liquornik Geva Leshem Tal, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel 5250608, on             , December       , 2016, at 3:00 p.m. (Israel time), and thereafter as it may be adjourned from time to time.

At the Meeting, you will be asked to consider and vote on the following proposals:

1.              Approval, pursuant to Section 320 of the Companies Law 5759-1999 of the State of Israel (which, together with the regulations promulgated thereunder, we refer to as the Companies Law), of the merger of Macrocure with M-Co. Merger Sub, Ltd. (which we refer to as Merger Sub), a company formed under the laws of the State of Israel and a wholly-owned subsidiary of Leap Therapeutics, Inc., a company organized under the laws of the State of Delaware (which we refer to as Parent or Leap), including approval of: (i) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Macrocure, with Macrocure surviving and becoming a wholly-owned subsidiary of Parent (which we refer to as the Merger); (ii) the Agreement and Plan of Merger, dated as of August 29, 2016 (which we refer to as the Merger Agreement), by and among Macrocure, Merger Sub and Parent; (iii) the consideration to be received by Macrocure’s shareholders in the Merger, or the Merger Consideration, consisting of a fraction of a share of common stock, par value $0.001 per share of Leap (which we refer to as Leap Common Stock) (to be determined by multiplying by the exchange ratio set forth in the Merger Agreement, or the Exchange Ratio, which is subject to adjustment based on Macrocure’s net cash, as defined in the Merger Agreement, at the effective time of the Merger, or the Effective Time) for each ordinary share, par value NIS 0.01 per share, of Macrocure (which we refer to as an Ordinary Share) held as of immediately prior to the Effective Time; (iv) the conversion of each outstanding option and each outstanding warrant to purchase one Ordinary Share into an option or warrant (as applicable) to purchase a fraction of a share of Leap Common Stock (to be determined by multiplying one Ordinary Share by the Exchange Ratio), at an increased exercise price (to be determined by dividing the existing exercise price by the Exchange Ratio), subject to accelerated vesting upon the Effective Time in the case of each outstanding option, and otherwise subject to the remaining terms and conditions under the existing option or warrant; (v) the entry by certain of our significant shareholders into a registration rights agreement with Leap, providing them with the right to request that their shares be included in a registration statement that Leap may in the future otherwise be filing for the potential sale of the Leap Common Stock they will receive at the Effective Time; and (vi) all other transactions and arrangements contemplated by the Merger Agreement, a copy of which is attached as Annex A to Leap’s prospectus, which is being furnished to you together with the accompanying Proxy Statement (we refer to this proposal collectively as the Merger Proposal).

2.              Approval of the Company’s purchase, in accordance with the Merger Agreement and subject to, and effective upon, the consummation of the Merger, of a “tail” insurance policy for its officers and directors that will provide coverage at substantially the same level as under the Company’s existing insurance for its officers and directors, until the seventh anniversary of the Effective Time (we refer to this proposal as the Tail Insurance Proposal).

3.              Approval, in accordance with the requirements of the Companies Law, of a grant of options to purchase 36,662 Ordinary Shares to each of Katherine Wolf and Yuval Yanai, directors of the

Company, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at (and subject to the occurrence of) the Effective Time or the effectiveness of an alternate M&A transaction (we refer to this proposal as the Director Option Proposal).

4.              Approval, in accordance with the requirements of the Companies Law, of certain compensatory measures for Nissim Mashiach, the Company’s Chief Executive Officer, or the CEO, including: (i) an amendment to the CEO’s existing options to purchase Ordinary Shares so that the exercise period thereunder post-termination of employment does not expire upon consummation of the Merger or an alternate M&A transaction; and (ii) effective upon, and subject to, the consummation of the Merger (or an alternate M&A transaction): (a) a grant to the CEO of options to purchase 150,000 Ordinary Shares, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at the Effective Time, (b) payment of a $300,000 cash bonus to the CEO, subject to the Company’s implied value being assessed at a certain level for purposes of the Merger (or alternate M&A transaction), which requirement may be waived at the discretion of the Chairman of the Board, after consultation with the compensation committee of the board of directors of our Company, and (c) a one-time “make whole” payment to the CEO, payable upon the consummation of the Merger (or alternate M&A transaction) and equal to $10,000 per month for each month from December 2015 through and including the month during which the Merger (or alternate M&A transaction) is consummated (we refer to this proposal as the CEO Proposal).

Our board of directors has unanimously: (a) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, our Company and its shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the surviving corporation will be unable to fulfill the obligations of our Company to its creditors when they become due; (b) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and (c) determined to recommend that the shareholders of our Company approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Our board of directors has furthermore determined that the approval of each of the Tail Insurance Proposal, Director Option Proposal and CEO Proposal is in the best interest of our Company and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL AND “FOR” THE APPROVAL OF EACH OF THE TAIL INSURANCE PROPOSAL, DIRECTOR OPTION PROPOSAL AND CEO PROPOSAL.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of our Ordinary Shares present, in person or by proxy, at the Meeting where a quorum is present and voting on the proposal, excluding abstentions and broker non-votes and excluding any Ordinary Shares that are held by Parent, Merger Sub or by any person holding at least 25% of the means of control of either of them, or anyone acting on behalf of either of them, including any of their affiliates.  Approval of each of the Tail Insurance Proposal, Director Option Proposal and the CEO Proposal requires the affirmative vote of the holders of a majority of our Ordinary Shares present, in person or by proxy, at the Meeting, not including abstentions and broker non-votes.  In addition, the approval of the CEO Proposal requires that either of the following two voting conditions be met as part of the approval by a majority of the Ordinary Shares present and voting thereon:

•                                          the majority voted in favor includes a majority of the shares held by non-controlling shareholders who do not have a conflict of interest (referred to under the Companies Law as a “personal interest”) in the approval of the CEO Proposal that are voted at the Meeting, excluding abstentions; or

•                                          the total number of shares held by non-controlling, non-conflicted shareholders (as described in the previous bullet-point) voted against approval of the CEO proposal does not exceed two percent (2%) of the aggregate voting rights in our Company.

Record holders of our outstanding Ordinary Shares as of the close of business on Friday, November 11, 2016, which is the record date for the Meeting, are entitled to vote at the Meeting, and are entitled to one vote at the

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Meeting per Ordinary Share held for each proposal on the agenda.  Our outstanding Ordinary Shares constitute the only outstanding class of our share capital.

Shareholders holding Ordinary Shares that represent more than 50% of the voting power of our issued and outstanding Ordinary Shares (calculated on a fully diluted basis) have entered into voting agreements, pursuant to which they have agreed to vote in favor of the Merger Proposal.

Enclosed with this letter you will find a Proxy Statement, along with a proxy card. The Proxy Statement provides you with detailed information about the Meeting and the matters to be acted upon at the Meeting.

Leap has filed with the U.S. Securities and Exchange Commission, or the SEC, a Registration Statement on Form S-4 registering the shares of Leap Common Stock to be issued to the Company’s shareholders in connection with the Merger.  The prospectus that is included in the registration statement contains detailed information about a number of important matters including the business of the Company and Leap, the Merger Agreement, the Merger and the rights of holders of Leap Common Stock following the Effective Time.  A copy of the prospectus is being sent to the shareholders of the Company together with the Proxy Statement.

EACH OF THESE DOCUMENTS CONTAINS IMPORTANT INFORMATION. YOU ARE THEREFORE URGED TO READ THEM CAREFULLY AND IN THEIR ENTIRETY.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF ORDINARY SHARES YOU OWN.  ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. SUBMITTING YOUR VOTE IN ADVANCE WILL NOT PREVENT YOU FROM VOTING YOUR ORDINARY SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE MEETING.

Please return your proxy card so as to be received by midnight, Eastern time on December       , 2016 (being 7:00 a.m., Israel time, on December       , 2016).  No postage will be required if it is mailed in the United States to our United States transfer agent, Continental Stock Transfer & Trust Company. Your proxy cards, if properly executed, will be voted in the manner directed by you. As a shareholder of record, if you sign, date and return your proxy card without indicating how you want to vote, then for Proposals 2 and 3, the shares will be voted “FOR” each of the matters described in those proposals, but for Proposals 1 and 4, the shares will not be voted (due to the special voting requirements related to that proposals under Israeli law). Detailed proxy voting instructions are provided both in the proxy statement and on the proxy cards that are being sent to you.

Please do not send your certificates representing Ordinary Shares at this time. If the Merger Proposal is adopted and approved and the Merger is subsequently completed, instructions for surrendering your certificates in exchange for the Merger Consideration will be sent to you.

Thank you for your cooperation.

Very truly yours,

/s/ TOMER KARIV
Tomer Kariv
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any other securities commission has approved or disapproved of the Merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the attached Proxy Statement. Any statement to the contrary is a criminal offense. The attached document is the Proxy Statement of Macrocure and is not intended to constitute a prospectus of Leap.

The date of the accompanying Proxy Statement is November       , 2016 and is first being mailed to shareholders of the Company on or about November       , 2016.

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IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE

COMPLETED, SIGNED, DATED AND RETURNED PROMPTLY

PROXY STATEMENT

SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER     , 2016

INTRODUCTION

We are furnishing this Proxy Statement to our shareholders in connection with the solicitation by our board of directors of proxies to be used at a Special General Meeting of Shareholders, as may be adjourned or postponed from time to time, which we refer to as the Meeting, to be held at the offices of our Israeli legal counsel, Meitar Liquornik Geva Leshem Tal, located at 16 Abba Hillel Road, Ramat Gan, Israel 5250608, 10th Floor, on             , December     , 2016, at 3:00 p.m. (Israel time), and thereafter, as it may be adjourned from time to time.  We are first mailing this Proxy Statement, the accompanying notice, letter to shareholders, proxy card and prospectus of Leap on or about November     , 2016, to the holders of our Ordinary Shares entitled to notice of, and to vote at, the Meeting.  All references to “Macrocure,” “the Company,” “we,” “us,” “our” and “our Company,” or words of like import, are references to Macrocure Ltd. and its subsidiary (Macrocure, Inc.), references to “you” and “your” refer to our shareholders, all references to “$” or to “US$” are to United States dollars and references to “NIS” are to New Israeli Shekels.

At the Meeting, shareholders will be asked to consider and vote on the following:

1.                                      The approval, pursuant to Section 320 of the Companies Law, 5759-1999 of the State of Israel (which, together with the regulations promulgated thereunder, we refer to as the Companies Law), of the merger of M-Co. Merger Sub, Ltd. (which we refer to as Merger Sub), a company formed under the laws of the State of Israel and a wholly-owned subsidiary of Leap Therapeutics, Inc., a company organized under the laws of the State of Delaware (which we refer to as Parent or Leap), with and into Macrocure, including approval of (we refer to this proposal collectively, including all aspects described below, as the Merger Proposal):

•                  the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Macrocure, with Macrocure surviving and becoming a wholly-owned subsidiary of Parent (which we refer to as the Merger);

•                  the Agreement and Plan of Merger, dated as of August 29, 2016, as it may be amended from time to time, by and among Macrocure, Merger Sub and Parent (which we refer to as the Merger Agreement);

•                  the consideration to be received by Macrocure’s shareholders in the Merger, or the Merger Consideration, consisting of a fraction of a share of common stock, par value $0.001 per share of Leap (which we refer to as Leap Common Stock) (to be determined by multiplying by the exchange ratio set forth in the Merger Agreement, or the Exchange Ratio, which is subject to adjustment based on Macrocure’s net cash, as defined in the Merger Agreement, at the effective time of the Merger, or the Effective Time) for each ordinary share, par value NIS 0.01 per share, of Macrocure (which we refer to as an Ordinary Share) held as of immediately prior to the Effective Time;

•                  the conversion of each outstanding option and each outstanding warrant to purchase one Ordinary Share into an option or warrant (as applicable) to purchase a fraction of a share of Leap Common

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Stock (to be determined by multiplying one Ordinary Share by the Exchange Ratio), at an increased exercise price (to be determined by dividing the existing exercise price by the Exchange Ratio), subject to accelerated vesting upon the Effective Time in the case of each outstanding option, and otherwise subject to the remaining terms and conditions under the existing option or warrant;

•                  the entry by certain of our significant shareholders into a registration rights agreement with Leap, providing them with the right to request that their shares be included in a registration statement that Leap may in the future otherwise be filing for the potential sale of the Leap Common Stock they will receive at the Effective Time; and

•                  all other transactions and arrangements contemplated by the Merger Agreement, a copy of which is attached as Annex A to Leap’s prospectus, which is being furnished to you together with this Proxy Statement.

2.                                      Approval of the Company’s purchase, in accordance with the Merger Agreement and subject to, and effective upon, the consummation of the Merger, of a “tail” insurance policy for its officers and directors that will provide coverage at substantially the same level as under Macrocure’s existing insurance for its officers and directors, until the seventh anniversary of the Effective Time (we refer to this proposal as the Tail Insurance Proposal).

3.                                      Approval, in accordance with the requirements of the Companies Law, of a grant of options to purchase 36,662 Ordinary Shares to each of Katherine Wolf and Yuval Yanai, directors of the Company, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at (and subject to the occurrence of) the Effective Time or the effectiveness of an alternate M&A transaction (we refer to this proposal as the Director Option Proposal).

4.                                      Approval, in accordance with the requirements of the Companies Law, of certain compensatory matters for Nissim Mashiach, the Company’s Chief Executive Officer, or the CEO, including: (i) an amendment to the CEO’s existing options to purchase Ordinary Shares so that the exercise period thereunder post-termination of employment does not expire upon consummation of the Merger or an alternate M&A transaction; and (ii) effective upon, and subject to, the consummation of the Merger (or alternate M&A transaction): (a) a grant to the CEO of options to purchase 150,000 Ordinary Shares, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at the Effective Time, (b) payment of a $300,000 cash bonus to the CEO, subject to the Company’s implied value being assessed at a certain level for purposes of the Merger (or alternate M&A transaction), which requirement may be waived at the discretion of the Chairman of the Board, after consultation with the compensation committee of the board of directors of our Company), and (c) a one-time “make whole” payment to the CEO, payable upon the consummation of the Merger (or alternate M&A transaction) and equal to $10,000 per month for each month from December 2015 through and including the month during which the Merger (or alternate M&A transaction) is consummated (we refer to this proposal as the CEO Proposal).

We will also consider any other business that properly comes before the Meeting or any adjournment or postponement of the Meeting, including voting on the adjournment or postponement of such meetings.

We currently know of no other business to be transacted at the Meeting, other than as set forth above; but, if any other matter is properly presented at the Meeting, the persons named in the enclosed proxy card will vote upon such matters in accordance with their best judgment.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF EACH OF THE MERGER PROPOSAL, TAIL INSURANCE PROPOSAL, DIRECTOR OPTION PROPOSAL AND CEO PROPOSAL.

Quorum

Only holders of record of Ordinary Shares at the close of business on November 11, 2016, which is the record date for the Meeting, are entitled to vote at the Meeting.  As of that date, there were 17,932,079 Ordinary Shares outstanding and entitled to vote.  Each Ordinary Share outstanding on the record date will entitle its holder to one vote upon each of the matters to be presented at the Meeting.

The presence at the Meeting of two or more Macrocure shareholders (in person or by proxy), who collectively hold shares possessing at least 25% of Macrocure’s voting power, will constitute a quorum.  Should no quorum be present 30 minutes after the time scheduled for the Meeting, the Meeting will be adjourned to the same day of the following week (            , December     , 2016) and will be held at the same time and place.  At such adjourned meeting, if within 30 minutes of the scheduled start time a legal quorum is not present, the presence of any two shareholders in person or by proxy will constitute a quorum.

Proxies

Shareholders may elect to vote their shares once, either by attending the Meeting in person, or by executing and delivering to Macrocure a proxy as detailed below.  If your Ordinary Shares are held in “street name” through a bank, broker or other nominee, you may complete a proxy card in order to direct such bank, broker or other nominee on how to vote your shares. In the alternative, you may obtain a legal proxy from such bank, broker or other nominee to vote your shares in person at the Meeting.

Proxies are being solicited by our board of directors and are being mailed together with this Proxy Statement.  Certain of our officers, directors, employees and agents may solicit proxies by telephone, facsimile, electronic mail or other personal contact.  However, such parties will not receive additional compensation therefor.  We will bear the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding such proxy materials to the beneficial owners of our shares.

All Ordinary Shares represented by properly executed proxies received by us no later than 7:00 a.m., Israel time, on December     , 2016 (being midnight, Eastern time, on December     ) will, unless such proxies have been previously revoked or superseded, be voted at the Meeting in accordance with the directions on the proxies.  If a shareholder of record signs, dates and returns the proxy card without indicating how the shareholder intends to vote, then for Proposals 2 or 3, the shares will be voted “FOR” the matters described in those proposals, but for Proposals 1 and 4, the shares will not be voted (due to the special voting requirements related to those proposals under Israeli law).

A shareholder returning a proxy may revoke it at any time prior to commencement of the Meeting by communicating such revocation in writing to us or by executing and delivering a later-dated proxy. In addition, any person who has executed a proxy and is present at the Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given, whether or not written revocation of such proxy has been given. Any written notice revoking a proxy should be sent to us at our executive offices located at 25 Hasivim Street, Petach Tikva 4959383, Israel, to the attention of Shai Lankry, or via email to Mr. Lankry at shai@macrocure.com.

Required Vote

Provided that a quorum is present, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the Ordinary Shares present (in person or by proxy) at the Meeting (or at any adjournment thereof) and voting on such proposal (not including abstentions and broker non-votes), excluding any Ordinary Shares that are held by Merger Sub, Parent, or any person holding at least 25% of the means of control of either of them, or anyone acting on behalf of either of them, including any of their affiliates.

Approval of each of the Tail Insurance Proposal, Director Option Proposal and CEO Proposal requires the affirmative vote of the holders of a majority of our Ordinary Shares present (in person or by proxy), at the Meeting (or at any adjournment thereof) and voting on the proposal (excluding abstentions and broker non-votes). In addition, the approval of the CEO Proposal requires that either of the following two voting conditions be met as part of the approval by a majority of the Ordinary Shares present and voting thereon:

•                                          the majority voted in favor includes a majority of the shares held by non-controlling shareholders who do not have a personal interest under the Companies Law (which we refer to as a conflict of interest) in the approval of the CEO Proposal that are voted at the Meeting, excluding abstentions; or

•                                          the total number of shares held by non-controlling, non-conflicted shareholders (as described in the previous bullet-point) voted against approval of the CEO Proposal does not exceed two percent (2%) of the aggregate voting rights in our Company.

Proposed Resolutions

It is proposed that the following resolutions be adopted at the Meeting pursuant to the respective proposals:

For Proposal 1: “RESOLVED, to approve, pursuant to Section 320 of the Israeli Companies Law (or the Companies Law), the Merger of M-Co. Merger Sub, Ltd. (or Merger Sub), a company formed under the laws of the State of Israel and a wholly-owned subsidiary of Leap Therapeutics, Inc., a company organized under the laws of the State of Delaware (or Leap), with and into Macrocure, including approval of: (i) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Macrocure, with Macrocure surviving and becoming a wholly-owned subsidiary of Leap (which we refer to as the Merger); (ii) the Agreement and Plan of Merger, dated as of August 29, 2016, by and among Macrocure, Merger Sub and Leapt (which we refer to as the Merger Agreement); (iii) the consideration to be received by Macrocure’s shareholders in the Merger, or the Merger Consideration, consisting of a fraction of a share of common stock, par value $0.001 per share of Leap (which we refer to as Leap Common Stock) (to be determined by multiplying by the exchange ratio set forth in the Merger Agreement, or the Exchange Ratio, which is subject to adjustment based on Macrocure’s net cash, as defined in the Merger Agreement, at the effective time of the Merger, or the Effective Time) for each ordinary share, par value NIS 0.01 per share, of Macrocure (which we refer to as an Ordinary Share) held as of immediately prior to the Effective Time; (iv) the conversion of each outstanding option, and each outstanding warrant, to purchase one Ordinary Share into an option or warrant (as applicable) to purchase a fraction of a share of Leap Common Stock (to be determined by multiplying one Ordinary Share by the Exchange Ratio), at an increased exercise price (to be determined by dividing the existing exercise price by the Exchange Ratio), subject to accelerated vesting upon the Effective Time in the case of each outstanding option, and otherwise subject to the remaining terms and conditions under the existing option or warrant; (v) the entry by certain of Macrocure’s significant shareholders into a registration rights agreement with Leap, providing them the right to request that their shares be included in a registration statement that Leap may in the future otherwise be filing for the potential sale of the Leap Common Stock they will receive at the Effective Time; and (vi) all other transactions and arrangements contemplated by the Merger Agreement, as described in the Proxy Statement, dated November     , 2016, sent by Macrocure to its shareholders in respect of this Meeting.”

For Proposal 2: “RESOLVED, that subject to, and effective upon, the consummation of the Merger, Macrocure’s purchase, in accordance with the Merger Agreement, of a “tail” insurance policy for its officers and directors that will provide coverage to the same persons and on substantially the same terms with respect to coverage and amount as under Macrocure’s current D&O insurance (coverage level of up to $25 million, plus $5 million of Side A DIC Policy) until the seventh anniversary of the effective time of the Merger, be, and hereby is, approved in all respects by Macrocure’s shareholders.”

For Proposal 3: “RESOLVED, that the grant of options to purchase 36,662 Ordinary Shares to each of Katherine Wolf and Yuval Yanai, directors of Macrocure, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at (and subject to the occurrence of) the Effective Time or the effectiveness of an alternate M&A transaction, be, and the same hereby is, approved in all respects.”

For Proposal 4: “RESOLVED, that each of the following compensatory measures for Nissim Mashiach, Macrocure’s CEO, as described in Proposal 4 of the Proxy Statement, dated November     , 2016, sent by Macrocure to its shareholders in respect of this Meeting, be, and the same hereby are, approved in all respects, including: (i) an amendment to the CEO’s existing options to purchase

Ordinary Shares so that the exercise period thereunder post-termination of employment does not expire upon consummation of the Merger or an alternate M&A transaction; and (ii) effective upon, and subject to, the consummation of the Merger (or an alternate M&A transaction): (a) a grant to the CEO of options to purchase 150,000 Ordinary Shares, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at the Effective Time, (b) payment of a $300,000 cash bonus to the CEO, subject to Macrocure’s implied value being assessed at a certain level for purposes of the Merger (or alternate M&A transaction), which requirement may be waived at the discretion of the Chairman of the Board, after consultation with the compensation committee of the board of directors of Macrocure), and (c) a one-time “make whole” payment to the CEO, payable upon the consummation of the Merger (or alternate M&A transaction) and equal to $10,000 per month for each month from December 2015 through and including the month during which the Merger (or alternate M&A transaction) is consummated.”

Our board of directors unanimously recommends a vote “FOR” approval of each of the proposed resolutions.

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TABLE OF CONTENTS

INTRODUCTION	i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING	1

RISK FACTORS	11

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	11

THE SPECIAL GENERAL MEETING	12
Time and Place of the Meeting	12
Purposes of the Meeting; Proposed Resolutions	12
Recommendation of our Board of Directors	13
Record Date, Method of Voting and Quorum Requirements	13
Voting Rights and Vote Required	14
Adjournment	15
Voting Procedures; Revoking Proxies or Voting Instructions	15
Solicitation of Proxies	16
Questions and Additional Information	17

PROPOSAL 1: THE MERGER PROPOSAL	18

THE PARTIES TO THE MERGER	18
Our Company	18
Leap	18
Merger Sub	18

THE MERGER	19
Background of the Merger	19
Recommendation of Our Board	24
Our Reasons for Approving the Merger	24
Opinion of Our Financial Advisor	27
Related Transactions and Agreements	28
Merger Consideration	29
Closing and Effective Time of the Merger	29
Amendment and Restatement of Leap Charter and Bylaws	29
Pre-Closing Leap Share Conversion and Recapitalization	30
Ownership of Leap Following the Merger	30
Governance of Leap Following the Merger	30
Dividend Policy Following the Merger	30
Regulatory Approvals	30
No Appraisal Rights; Objections by Creditors	31
Federal Securities Law Consequences	31
Accounting Treatment	31
Historical and Pro Forma Financial Information	31
NASDAQ Market Listing	31
Transfer Agent and Registrar	31
Delisting and Deregistration of Macrocure Ordinary Shares	31
Material Tax Consequences of the Merger	32
Interests of our Directors and Executive Officers in the Merger	32

THE MERGER AGREEMENT	32

PROPOSAL 2: PURCHASE OF TAIL D&O LIABILITY INSURANCE	33

PROPOSAL 3: OPTION GRANTS TO DIRECTORS	35

PROPOSAL 4: COMPENSATORY MEASURES FOR CHIEF EXECUTIVE OFFICER	36

MARKET PRICE INFORMATION	39

BENEFICIAL OWNERSHIP OF ORDINARY SHARES BY CERTAIN BENEFICIAL OWNERS	40

WHERE YOU CAN FIND MORE INFORMATION	42

OTHER MATTERS	42

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING

The following questions and answers are intended to briefly address certain commonly asked questions regarding the Merger, the Merger Agreement and the Meeting.  These questions and answers may not address all of the questions that may be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and in the accompanying prospectus of Leap, which you are urged to read carefully and in their entirety. Please also see the section of this Proxy Statement titled “Where You Can Find More Information.”

Q:                                  Why am I receiving this Proxy Statement?

A:                                   Macrocure is soliciting proxies for a Special General Meeting of Shareholders of our Company, which we refer to as the Meeting, which will be held at the offices of our Israeli legal counsel, Meitar Liquornik Geva Leshem Tal, located at 16 Abba Hillel Road, Ramat Gan, Israel 5250608, 10th Floor, on             , December     , 2016, at 3:00 p.m. (Israel time).  You are receiving this Proxy Statement because you owned ordinary shares of our Company, par value NIS 0.01 per share, which we refer to as Ordinary Shares, on November 11, 2016, which is the record date for the Meeting, and such ownership entitles you to vote at the Meeting.  By use of a proxy, you can vote your shares whether or not you attend the Meeting.  This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. This Proxy Statement also references various disclosures that appear in the accompanying prospectus of Leap and that do not appear (or that appear more briefly) in this Proxy Statement. It is important that you carefully review that prospectus, which contains, among other important matters, information concerning Leap, its business, the Merger (as described in the next Q&A below), the Merger Agreement and your prospective rights as a stockholder of Leap following the Merger.

Q:                                  What am I being asked to vote on?

A:                                   You are being asked to vote on the following proposals:

Proposal 1— Approval, pursuant to Section 320 of the Companies Law, of the merger of Macrocure with Merger Sub, including approval of: (i) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Macrocure, with Macrocure surviving and becoming a wholly-owned subsidiary of Leap (which we refer to as the Merger); (ii) the Agreement and Plan of Merger, dated as of August 29, 2016 (which we refer to as the Merger Agreement), by and among Macrocure, Merger Sub and Leap; (iii) the consideration to be received by Macrocure’s shareholders in the Merger, or the Merger Consideration, consisting of a fraction of a share of common stock, par value $0.001 per share of Leap (which we refer to as Leap Common Stock) (to be determined by multiplying by the exchange ratio set forth in the Merger Agreement, or the Exchange Ratio, which is subject to adjustment based on Macrocure’s net cash, as defined in the Merger Agreement, at the effective time of the Merger, or the Effective Time) for each Ordinary Share held as of immediately prior to the Effective Time; (iv) the conversion of each outstanding option and each outstanding warrant to purchase one Ordinary Share into an option or warrant (as applicable) to purchase a fraction of a share of Leap Common Stock (to be determined by multiplying one Ordinary Share by the Exchange Ratio), at an increased exercise price (to be determined by dividing the existing exercise price by the Exchange Ratio), subject to accelerated vesting upon the Effective Time in the case of each outstanding option, and otherwise subject to the remaining terms and conditions under the existing option or warrant; (v) the entry by certain of our significant shareholders into a registration rights agreement with Leap, providing them with the right to request that their shares be included in a registration statement that Leap may in the future otherwise be filing for the potential sale of the Leap Common Stock they will receive at the Effective Time; and (vi) all other transactions and arrangements contemplated by the Merger Agreement, a copy of which is attached as Annex A to Leap’s prospectus, which is being furnished to you together with this Proxy Statement (we refer to this proposal collectively as the Merger Proposal);

Proposal 2— Approval of the Company’s purchase, in accordance with the Merger Agreement and subject to, and effective upon, the consummation of the Merger, of a “tail” insurance policy for its officers and directors that will provide coverage at substantially the same level as under Macrocure’s existing insurance for its officers and directors, until the seventh anniversary of the Effective Time (we refer to this proposal as the Tail Insurance Proposal);

Proposal 3— Approval, in accordance with the requirements of the Companies Law, of a grant of options to purchase 36,662 Ordinary Shares to each of Katherine Wolf and Yuval Yanai, directors of the Company, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at (and subject to the occurrence of) the Effective Time or the effectiveness of an alternate M&A transaction (we refer to this proposal as the Director Option Proposal); and

Proposal 4— Approval, in accordance with the requirements of the Companies Law, of certain compensatory matters for Nissim Mashiach, the Company’s Chief Executive Officer, or the CEO, including: (i) an amendment to the CEO’s existing options to purchase Ordinary Shares so that the exercise period thereunder post-termination of employment does not expire upon consummation of the Merger or an alternate M&A transaction; and (ii) effective upon, and subject to, the consummation of the Merger (or alternate M&A transaction): (a) a grant to the CEO of options to purchase 150,000 Ordinary Shares, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at the Effective Time, (b) payment of a $300,000 cash bonus to the CEO, subject to the Company’s implied value being assessed at a certain level for purposes of the Merger (or alternate M&A transaction), which requirement may be waived at the discretion of the Chairman of the Board, after consultation with the compensation committee of the board of directors of our Company), and (c) a one-time “make whole” payment to the CEO, payable upon the consummation of the Merger (or alternate M&A transaction) and equal to $10,000 per month for each month from December 2015 through and including the month during which the Merger (or alternate M&A transaction) is consummated (we refer to this proposal as the CEO Proposal).

Beyond what is described above, we do not currently expect there to be any other matters on the agenda at the Meeting.  Under the Companies Law and the regulations thereunder, shareholders holding at least 1% of the voting power of our outstanding Ordinary Shares may request the inclusion of an additional agenda item at the Meeting, assuming that it is appropriate for debate and action by our shareholders. Such a request must be submitted within seven days following our publication of notice of the Meeting. If our board of directors determines that the requested agenda item is appropriate for consideration by our shareholders, we will publish an updated notice that includes that agenda item within seven days following the end of that initial seven-day period. The publication of the updated notice of the shareholders meeting would not impact the record date for the Meeting. The seven-day period for submission of an additional agenda item for the Meeting expired on November 14, 2016.

If any other matter (beyond any matter that appeared or will appear in any notice or updated notice that we publish for the Meeting) is properly presented at the Meeting, the persons named in the enclosed proxy card will vote upon such matters in accordance with their best judgment.

Q:                                  What will I receive in the Merger?

A:                                   Pursuant to the terms of the merger agreement, holders of Ordinary Shares (and holders of any instrument exercisable for Ordinary Shares) will receive shares of Leap Common Stock (or become a holder of an instrument exercisable for shares of Leap Common Stock).

Immediately prior to the Effective Time of the Merger, each issued and outstanding share of Leap preferred stock and each outstanding Leap convertible promissory note will convert into shares of Leap Common Stock (which we refer to as the Recap). In addition, Leap will effect a reverse stock split of Leap Common Stock at a ratio, unless Leap determines otherwise, that brings Leap’s fully diluted capitalization to approximately 6,500,000 shares of Leap Common Stock (which we refer to as the Pre-Closing Leap Share Conversion).

At the Effective Time, each holder of Ordinary Shares will be entitled to receive with respect to each such

Ordinary Share such number of shares of Leap Common Stock (which we refer to as Merger Consideration) as will equal the quotient obtained by dividing (i) the product of (a) 0.35 multiplied by the quotient obtained by dividing (I) the aggregate number of shares of Leap Common Stock outstanding after giving effect to, the Recap and the assumed exercise of all outstanding stock options by (II) 0.65, by (ii) the aggregate number of Ordinary Shares, including those issuable upon the exercise of Macrocure warrants, Macrocure options (but not including any out-of-the-money options which, as used herein, refers to those Macrocure options with an exercise price equal to or greater than $10.00, prior to giving effect to the exchange in the Merger for shares of Leap Common Stock) and any other awards under Macrocure’s stock option plans, in each case, outstanding immediately prior to the consummation of the Merger. This exchange shall be calculated prior to giving effect to (i) a contemplated $10.0 million equity investment into Leap immediately prior to the consummation of the merger committed by certain affiliates of Leap and (ii) the adoption of Leap’s 2016 Equity Incentive Plan representing a number of shares of Leap Common Stock that, together with the out-of-the-money options outstanding at the effective time of the Merger, represents 8% of Leap’s fully diluted capitalization, such that, on a pro forma basis, based upon the number of shares of Leap Common Stock to be issued in the Merger (including in respect of outstanding Macrocure options and warrants), Macrocure equityholders (other than the holders of the out-of-the-money options) will own approximately 35% of the combined company and Leap equityholders will own approximately 65% of the combined company. However, after giving effect to the $10.0 million equity investment and the adoption of Leap’s 2016 Equity Incentive Plan, these ownership percentages will be 29.2% and 62.8%, respectively. These percentages total 92%, rather than 100%, due to the 8% authorized for issuance post-closing pursuant to awards granted under Leap’s 2016 Equity Incentive Plan. Furthermore, these ratios are subject to a net cash adjustment, such that if Macrocure’s net cash at the effective time of the merger equals less than $22.0 million, there will be a linear, downward adjustment to Macrocure’s equityholders’ ownership in the combined company (in the extreme, if Macrocure’s net cash at the effective time of the merger equals zero, Macrocure’s shareholders’ ownership in the combined company would equal 13%). Furthermore, if Macrocure’s net cash at the Effective Time of the Merger equals less than $20.0 million, Leap will not be obligated to consummate the Merger.

For illustrative purposes only, assuming that Macrocure’s net cash was determined to be $22.0 million or more, the exchange ratio for our Ordinary Shares would have been approximately 0.1819 shares of Leap Common Stock for each Ordinary Share. Therefore, if the Merger had been consummated based on such calculation and you owned 1,000 Ordinary Shares as of the Effective Time of the Merger, you would have the right to receive 181 shares of Leap Common Stock in exchange for your Ordinary Shares plus cash in lieu of fractional shares. The issuance of the Leap Common Stock to our equityholders will be registered with the Securities and Exchange Commission, or SEC. Leap plans to list the Leap Common Stock to be issued in the Merger on the NASDAQ stock market under the symbol “LPTX”. Leap has submitted an application for such listing, and NASDAQ’s approval of the listing is a condition to the closing of the Merger.

For additional information, please see the section of this Proxy Statement entitled “The Merger —Merger Consideration.”

Q:                                  What will holders of our stock-based awards receive in the Merger?

A:                                   Each Macrocure option (whether vested or unvested) that is outstanding immediately prior to the consummation of the Merger will generally be adjusted such that, at the Effective Time of the Merger, it will be converted into an option to purchase the number of shares of Leap Common Stock equal to the number of Ordinary Shares subject to the option multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share equal to the exercise price per share of that Macrocure option, divided by the Exchange Ratio (rounded up to the nearest whole cent).

In the Merger, Leap will assume our 2008 and 2013 Share Incentive Plans, including all of our obligations under those. Pursuant to the Merger Agreement, Leap will deliver appropriate notices setting forth each option holder’s rights as soon as practicable after the Merger.

Q:                                  What will holders of our warrants receive in the Merger?

A:                                   Each Macrocure warrant that is outstanding immediately prior to the consummation of the Merger will generally be amended and adjusted such that, at the Effective Time of the Merger, it will be exercisable for that number of shares of Leap Common Stock equal to the number of Ordinary Shares subject to the warrant multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share equal to the current exercise price of 0.01 New Israeli Shekels, or NIS, divided by the Exchange Ratio (rounded up to the nearest whole cent). The form of Amendment No. 2 to Warrant, which will implement the foregoing adjustments, is attached as an exhibit to the Registration Statement on Form S-4 of which the accompanying Leap prospectus forms a part.

Q:                                  When will the Merger be completed?

A:                                   Subject to the satisfaction or waiver of the closing conditions described under the section titled, “The Merger Agreement—Conditions to Consummation of the Merger” in the accompanying prospectus of Leap, including the approval of the Merger Proposal by our shareholders at the Meeting, Leap and Macrocure expect that the Merger will be consummated in early 2017. However, it is possible that factors outside the control of both companies could result in the merger being consummated at a different time or not at all. See the section of the enclosed Leap prospectus titled “The Merger Agreement—Conditions to Consummation of the Merger” for a summary description of these conditions.

Q:                                  Are there risks I should consider in deciding how to vote on the Merger?

A:                                   Yes.  You should read carefully this Proxy Statement and the accompanying prospectus of Leap in their entirety, including the factors referenced or described in the section titled “Risk Factors” in the prospectus.

Q:                                  When and where is the Meeting?

A:                                   The Meeting is scheduled to be held on December     , 2016, at 3:00 p.m. (Israel time) at the offices of our Israeli counsel, Meitar Liquornik Geva Leshem Tal, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan 5250608, Israel. In lieu of your attending the Meeting in person, your shares can be represented and voted at the Meeting via proxy, as described below under the Q&A titled “How do I vote?”

Q:                                  What vote is required for Macrocure’s shareholders to approve the Merger Proposal?

A:                                   The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the Ordinary Shares present, in person or by proxy, at the Meeting where a quorum is present and voting on the Merger Proposal, not including abstentions and broker non-votes and excluding any Ordinary Shares that are held by Merger Sub, Leap or any person holding at least 25% of the means of control of either of them, or anyone acting on behalf of any of them, including any of their affiliates.

Q:                                  What vote is required for Macrocure’s shareholders to approve the other proposals on the Meeting agenda?

A:                                   The approval of each of the Tail Insurance Proposal and the Director Option Proposal (Proposals 2 and 3) requires the affirmative vote of the holders of a majority of the Ordinary Shares present, in person or by proxy, at the Meeting, not including abstentions and broker non-votes.

The approval of the CEO Proposal (Proposal 4) requires the affirmative vote of the holders of a majority of the Ordinary Shares present, in person or by proxy, at the Meeting, not including abstentions and broker non-votes, and in addition, requires fulfillment of either of the two following conditions as part of the approval by a simple majority:

•                                          the majority voted in favor includes a majority of the shares held by non-controlling shareholders who do not have a personal interest under the Companies Law (which we refer to as a conflict of interest) in the approval of the CEO Proposal that are voted at the Meeting, excluding abstentions; or

•                                          the total number of shares held by non-controlling, non-conflicted shareholders (as described in the previous bullet-point) voted against approval of the CEO Proposal does not exceed two percent (2%) of the aggregate voting rights in our Company.

Q:                                  How does Macrocure’s board of directors recommend that I vote with respect to the Merger Proposal?

A:                                   Our board of directors has unanimously adopted and approved the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement. Consequently, the board recommends that you vote “FOR” the Merger Proposal.

Q:                                  How does Macrocure’s board of directors recommend that I vote with respect to the other proposals on the Meeting agenda?

A:                                   Our board of directors, following the recommendation of our compensation committee, has unanimously approved the Tail Insurance Proposal, Director Option Proposal and CEO Proposal (Proposals 2 through 4). Consequently, the board unanimously recommends that you vote “FOR” each of those proposals.

Q:                                  Why is Macrocure’s board of directors recommending that I vote “FOR” the approval of the Merger Proposal?

A:                                   Our board of directors has determined that the terms and provisions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, are fair to and in the best interests of our Company and our shareholders.  For additional information see the sections of this Proxy Statement titled “The Merger — Background of the Merger” and “The Merger—Our Reasons for Approving the Merger”.

Q:                                  What is the process for payment of the Merger Consideration?

A:                                   Once all conditions to closing of the Merger are satisfied, including, but not limited to, receipt of NASDAQ’s approval to the listing of the Leap Common Stock, we will be able to effect the closing of the Merger.  In the event that all closing conditions are fulfilled, the closing of the Merger will occur. As soon as reasonably practicable thereafter, Leap will cause its exchange agent for the Merger, or the Exchange Agent, to mail a letter of transmittal to each holder of record of Ordinary Shares immediately prior to the Effective Time, which will contain detailed instructions regarding the transfer of your Ordinary Shares held in book entry form or surrender of your certificates representing Ordinary Shares, as applicable, and any other required documentation, including a United States Internal Revenue Service, which we hereinafter refer to as the IRS, Form W-9 or appropriate Form W-8BEN or W-8BEN-E, as applicable, and a tax declaration form that includes a representation as to whether or not you are an Israeli resident and other representations required in order to determine your tax status with respect to the Ordinary Shares, which we hereinafter refer to as the Tax Declaration Form, to facilitate issuance of shares of Leap Common Stock as Merger Consideration for each Ordinary Share that you hold (and cash in lieu of fractional shares of Leap Common Stock to which you are entitled under the Merger). If your shares are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender or transfer of your “street name” shares in exchange for the Merger Consideration, and you will be required to deliver an IRS Form W-8BEN or W-8BEN-E, as applicable, and a Tax Declaration Form prior to receiving the Merger Consideration.

Please also see the question below “Will taxes be withheld from the Merger Consideration that is paid to me in the Merger?”

Q:                                  Will taxes be withheld from the Merger Consideration that is paid to me in the Merger?

A:                                   It depends on your tax status and the documents that you submit to the Paying Agent when you receive a letter of transmittal upon the consummation of the Merger.

The receipt of Leap Common Stock by U.S. holders in exchange for Ordinary Shares pursuant to the Merger Agreement is expected to be a taxable transaction for U.S. federal income tax purposes, and is not expected to qualify as a “reorganization” or other non-recognition transaction under any provision of the U.S. Internal Revenue Code of 1986, as amended. If any U.S. holders receive cash in exchange for Macrocure ordinary shares in lieu of any fractional Leap Common Stock to which such holder may otherwise be entitled, such exchange also is expected to be a taxable transaction for U.S. federal income tax purposes.

Based on a tax ruling that we expect to receive from the Israeli Tax Authority, or ITA, prior to the closing of the Merger (which ruling we hereinafter refer to as the Withholding Tax Ruling), we expect that: (A) payments to be made to shareholders who certify in the tax declaration form (to be attached to the Withholding Tax Ruling) that they (i) acquired their Ordinary Shares upon or after our initial public offering in August 2014, (ii) are non-Israeli residents and are not “5% shareholders” (as defined below), and (iii) deliver such fully completed and signed tax declaration form, will not be subject to Israeli withholding tax; (B) payments to be made to eligible Israeli brokers or Israeli financial institutions on behalf of shareholders who certify in the tax declaration form that they are eligible Israeli brokers or Israeli financial institutions and deliver such fully completed tax declaration form, will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and (C) payments to be made to shareholders who are not described in clauses (A) and (B) above will be subject to Israeli withholding tax at the fixed rate of 25% of the gross proceeds payable to them pursuant to the Merger or pursuant to other instructions provided by the ITA.

Please see “U.S. Federal Income Tax Considerations” and “Material Foreign Tax Consequences” in the accompanying prospectus of Leap for more information concerning the withholding of taxes from the Merger Consideration.

We urge you to consult your tax advisor with respect to the specific tax consequences of the Merger to you in light of your own particular circumstances, including, but not limited to, federal estate, gift and other non-income tax consequences, and tax consequences under state, local Israeli or other foreign tax laws.

Q:                                  What effects will the proposed Merger have on our Company?

A:                                   As a result of the Merger, our Company will cease to be a publicly-traded company and will become a privately-held company that is a wholly-owned subsidiary of Leap. Following the completion of the Merger, the registration of the Ordinary Shares and our reporting obligations under the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated upon notification to the SEC. In addition, upon completion of the Merger, the Ordinary Shares will no longer be listed on the NASDAQ Global Market (although shares of Leap Common Stock that you receive for your Ordinary Shares will be listed on NASDAQ).

Q:                                  What happens if the Merger is not completed?

A:                                   If the Merger Proposal is not approved by our shareholders, or if the Merger is not consummated for any other reason, you will not receive shares of Leap Common Stock for your Ordinary Shares. If the Merger Agreement is terminated for any reason, it would be our intention to seek other opportunities to combine with a company similar to Leap and/or explore a liquidation of our Company. However, if, after failure to consummate the Merger, we remain a stand-alone entity and, particularly, if we fail to consummate a transaction that provides active operations in the near future, NASDAQ could, at some point, determine that we are a “public shell company” (as defined under SEC rules) and, if it does, seek to delist our Ordinary Shares. There can be no assurance, however, regarding any action that NASDAQ may take in the interim, as to whether we would be successful in finding another appropriate opportunity or the amount that may be received upon liquidation. So long as our shares are listed for trading on NASDAQ and/or registered under the Exchange Act, we would be required to file and/or furnish reports with or to the SEC.

Under certain circumstances related to a termination, as specified in the Merger Agreement, we may be required to pay Leap a termination fee as described in the section of the accompanying Leap prospectus titled “The Merger Agreement—Fees and Expenses.”

Q:                                  What interests do the directors and executive officers of our Company have in the Merger?

A:                                   In considering the recommendation of our board of directors with respect to the Merger Agreement and the Merger, you should be aware that certain of our officers and directors have agreements or arrangements that provide them with interests in the Merger that may be different from, or in addition to, the interests of other Macrocure shareholders.

These interests include, among others:

•             under the Merger Agreement, Macrocure stock-based awards and warrants (including those held by our executive officers and directors) will convert into Leap stock-based awards of the corresponding type with appropriate adjustments as to the exercise price and the number of shares of Leap Common Stock issuable upon exercise thereof;

•             the vesting of any unvested options to purchase our Ordinary Shares held by our executive officers and directors upon consummation of the Merger and the extension of post-employment exercise periods;

•             subject to approval by shareholders at the Meeting, two of our independent directors will each receive a grant of options to purchase 36,662 Ordinary Shares, at an exercise price equal to the closing market price of our Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at (and subject to the occurrence of) the Effective Time of the Merger (please see the Director Option Proposal (Proposal 3) below);

•             subject to approval by our shareholders at the Meeting, our chief executive officer, or the CEO, will be entitled to certain compensation, including: (i) an amendment to the CEO’s existing options to purchase Ordinary Shares so that the exercise period thereunder post-termination of employment does not expire upon consummation of the Merger or an alternate M&A transaction; and (ii) effective upon, and subject to, the consummation of the Merger: (a) a grant of options to purchase 150,000 Ordinary Shares, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at the effective time of the Merger, (b) payment of a $300,000 cash bonus, subject to our implied value being assessed at a certain level for purposes of the Merger, which requirement may be waived at the discretion of our Chairman of the Board, after consultation with the compensation committee of our board of directors, and (c) a one-time “make whole” payment in an amount equal to the base salary voluntarily foregone by him in the recent past (consisting of $10,000 of foregone salary per month), commencing on December 1, 2015 through the month in which the Merger is consummated (please see the CEO Proposal (Proposal 4) below);

•             each of the CEO and our chief financial officer will be entitled under applicable Israeli law to continue receiving their monthly base salary (and, in the case of the chief financial officer, social benefits) during three-month and nine-month notice periods, respectively, following termination of their respective employments for Macrocure upon consummation of the Merger;

•             pursuant to the requirements of the Merger Agreement, our executive officers and directors will be entitled to ongoing indemnification by Leap against any costs, expenses, damages, liabilities and the like incurred in connection with any claims or proceedings arising out of or pertaining to matters related to their role as such, in each case existing or occurring at or prior to the Effective Time of the Merger;

•             pursuant to the requirements of the Merger Agreement and subject to the approval by shareholders at the Meeting, our executive officers and directors will be covered under a “tail” insurance policy that will provide coverage to them at the same level as under Macrocure’s existing insurance for its executive officers and directors, until the seventh anniversary of the effective time of the Merger (please see the Tail Insurance Proposal (Proposal 2) below); and

•             the CEO will be appointed to Leap’s board of directors upon consummation of the Merger.

For additional details regarding these interests, see the section of the accompanying Leap prospectus titled “Financial Interests of Macrocure’s Directors and Executive Officers in the Merger.”

Our compensation committee and board of directors were aware of these different or additional interests in determining to approve and adopt the Merger Agreement, the Merger and all related matters, and to recommend to our shareholders that they vote in favor of the Merger Proposal and the other proposals that are subject to approval at the Meeting.

Q.                                   What do I need to do now?

A.                                    This Proxy Statement and the enclosed prospectus of Leap contain important information regarding the Merger and the other proposals to be considered at the Meeting, as well as information about us. They also contain important information regarding the factors considered by our board of directors in evaluating the Merger Proposal, Tail Insurance Proposal, Director Option Proposal and CEO Proposal. You are urged to read this Proxy Statement and the enclosed prospectus of Leap carefully and in their entirety. You should also complete, sign and date the enclosed proxy card and return it in the enclosed envelope. You should also review the accompanying prospectus of Leap and any other materials referenced in the section titled (in each of the Proxy Statement and the prospectus) “Where You Can Find More Information”.

Q.                                   How do I vote?

A.                                    You should indicate on the enclosed proxy card how you want to vote, and you should date, sign and mail it in the enclosed envelope as soon as possible, so that your shares can be voted at the Meeting. The Meeting is scheduled to take place on December     , 2016 at 3:00 p.m. (Israel time) (subject to any delay in the Meeting date about which we will inform you in advance), at the offices of our Israeli counsel, Meitar Liquornik Geva Leshem Tal, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan 5250608, Israel. Whether or not you submit a proxy, you may attend the Meeting and vote your shares in person.

Q:	What do I do if I want to change my vote?

A:

You may send a written notice of revocation, or send a later-dated, completed and signed proxy card relating to the same shares, to our United States transfer agent, Continental Stock Transfer & Trust Company, or to us, to the attention of Mr. Shai Lankry, our Chief Financial Officer, via email to Mr. Lankry at Shai@macrocure.com, so it is received prior to the Meeting. Ordinary Shares represented by properly executed proxies received by us not later than 7:00 a.m., Israel time, on December        , 2016 (being midnight, Eastern time, on December        , 2016) will be voted at the Meeting in accordance with the directions on the proxies, unless such proxies have been previously revoked or superseded.  An earlier deadline may apply for shares held in street name (as may be indicated to you on the proxy card or voting instruction form sent to you by your broker). Alternatively, you may attend the Meeting and vote in person. Attendance without voting at the Meeting will not, in and of itself, however, revoke a prior proxy card that you have submitted.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:

Your bank, broker or other nominee will vote your shares only if you provide instructions to your bank, broker or other nominee on how to vote, by filling out and signing the enclosed proxy card or voting instruction form. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares and be certain to provide your bank, broker or other nominee with instructions on how to vote your shares. If your shares are held in “street name,” you must contact your bank, broker or other nominee to change or revoke your voting instructions.

Q:	Who can vote at the Meeting?

A:

Only those holders of record of outstanding Ordinary Shares at the close of business on November 11, 2016, which is the record date for the Meeting, are entitled to vote at the Meeting.  As of that date, there were 17,932,079 Ordinary Shares outstanding and entitled to vote.  Each Ordinary Share entitles its holder to one vote at the Meeting.

Q:	What happens if I sell my shares before the Meeting?

A:

The record date for the Meeting is earlier than the Meeting and the date that the Merger is expected to be completed. If you transfer your Ordinary Shares after the record date but before the Meeting, you will retain your right to vote at the Meeting, but will have transferred the right to receive the Merger Consideration with respect to such Ordinary Shares. In order to receive the Merger Consideration, you must hold your Ordinary Shares through the completion of the Merger.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:

No. Under Israeli law, holders of Ordinary Shares are not entitled to appraisal rights in connection with the Merger. See “Proposal 1. The Merger Proposal—The Merger—No Appraisal Rights; Objections by Creditors” below and the section titled “No Appraisal Rights” in the accompanying prospectus of Leap.

Q:	Are there any voting agreements with existing shareholders?

A

Yes. In connection with the execution of the Merger Agreement, all of the stockholders of Leap and certain holders of our ordinary shares, representing more than 50% of the voting power of the issued and outstanding shares of our Company (calculated on a fully diluted basis, treating as exercised all options and warrants of our Company that are, or will become prior to the Meeting, convertible, exercisable or exchangeable for our ordinary shares), have entered into voting agreements, pursuant to which the stockholders or equityholders, as the case may be, have agreed, subject to the terms of the Merger Agreement, to vote or cause to be voted all of the shares of capital stock of Leap or Macrocure, as the case may be, held of record or beneficially owned by such stockholder or equityholder in favor of (i) the adoption or approval of the Merger Agreement, in the case of the stockholders of Leap, (ii) in favor of the approval of the Merger Proposal, in the case of the equityholders of Macrocure, and (iii) in either case, to take any other actions required of them to consummate the transactions contemplated by the Merger Agreement.

Copies of the voting agreements that were entered into by our shareholders serve as Exhibits 10.11 through 10.24 to Leap’s Registration Statement on Form S-4 of which the accompanying Leap prospectus forms a part, and were filed with the SEC together with Amendment No. 1 to the Form S-4 on November 2, 2016.  For more information on the Voting Agreements, see the section below titled “Proposal 1. The Merger Proposal—The Merger— Related Transactions and Agreements—Macrocure Voting Agreement” below and the section of the accompanying Leap prospectus titled “The Merger—Related Transactions and Agreements—Voting Agreement.”

Q:	Who will pay the costs of soliciting votes for the Meeting?

A:

We are making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing the proxy materials and soliciting votes with respect to the Meeting. In addition to the mailing of the proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by certain of our directors, officers and advisors, who will not receive any additional compensation for such activities.

Q:	Who can help answer my questions?

A:

If you have additional questions about the Merger Agreement or the Merger, or would like additional copies of this Proxy Statement, the enclosed proxy card or the prospectus, you should contact Shai Lankry, our Chief Financial Officer, at Shai@macrocure.com or telephone +972-54-565-6011.  We also refer you to the section titled (in each of the Proxy Statement and the prospectus) “Where You Can Find More Information” as to where you can access additional information.

RISK FACTORS

In addition to the other information included in this Proxy Statement, including the matters addressed under the caption titled “Cautionary Statement Concerning Forward-Looking Statements”, you should consider carefully the risk factors set forth in the accompanying prospectus of Leap in determining how to vote at the Meeting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Proxy Statement, including information set forth or incorporated by reference in this document, contains statements that constitute forward-looking information statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements such as statements regarding whether shares of Leap will be listed for trading on NASDAQ, whether agenda items at the special meeting will be approved, and assumptions and results related to financial results, forecasts, clinical trials, and regulatory authorizations.  Words such as “will,” “expect,” “anticipate,” “plan,” “believe,” “design,” “may,” “future,” “estimate,” “predict,” “objective,” “goal,” or variations thereof and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are based on Macrocure’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, the expected timing and likelihood of completion of the proposed merger, the occurrence of any event, change, or other circumstance that could result in the termination of the merger agreement or the anticipated financing, receipt and timing of any required governmental or regulatory approvals relating to the registration and listing of Leap’s common stock or otherwise relating to the merger, the anticipated amount needed to finance the combined company’s future operations, unexpected results of clinical trials, delays or denial in regulatory approval process, or additional competition in the market.

In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, including with respect to the Merger. The statements made in this Proxy Statement represent our views as of the date of this Proxy Statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as otherwise required by law.

THE SPECIAL GENERAL MEETING

Time and Place of the Meeting

This Proxy Statement is being furnished to holders of Ordinary Shares in connection with the solicitation of proxies by and on behalf of our board of directors for use at the Meeting to be held on December        , 2016, at 3:00 p.m. (Israel time), at the offices of our Israeli legal counsel, Meitar Liquornik Geva Leshem Tal, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel 5250608, and at any adjournment or postponement thereof. We expect to commence mailing of this Proxy Statement, the accompanying Notice of Special General Meeting of Shareholders, letter to shareholders, the accompanying prospectus of Leap and proxy card on or about November        , 2016 to all holders of Ordinary Shares entitled to vote at the Meeting. To the extent that there is a significant delay in the mailing of these materials or any delay to date of the Meeting, we intend to publicly announce such delay via a supplementary press release.

Purposes of the Meeting; Proposed Resolutions

Merger Proposal. At the Meeting, our shareholders will consider and vote on the Merger Proposal, which is a proposal to approve the Merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement. Please see “Introduction—Proposed Resolutions” above for the text of the resolution for the Merger Proposal that we are recommending that our shareholders adopt at the Meeting.

Our shareholders must approve the Merger Proposal in order for the Merger to occur. If the shareholders fail to approve and adopt the Merger Proposal, the Merger will not occur. For more information about the Merger and the Merger Agreement, see the subsections of Proposal 1 in this Proxy Statement and the corresponding sections of the accompanying Leap prospectus that are entitled “The Merger” and “The Merger Agreement”, respectively.

Other Proposals. You will also consider Proposals 2, 3 and 4 (described at greater length below in this Proxy Statement) at the Meeting.

Under Proposal 2, approval will be sought, subject to consummation of the Merger, for our purchase, in accordance with the Merger Agreement, of a “tail” insurance policy for our officers and directors that will provide coverage to the same persons and on substantially the same terms with respect to coverage and amount as under our current D&O insurance policy, until the seventh anniversary of the Effective Time of the Merger, at a total premium that we currently expect will equal for all seven years an aggregate of $280,000 (or 200% of our current annual premium of $140,000). We refer to this proposal as the Tail Insurance Proposal. The text of the proposed resolution for Proposal 2 appears above under “Introduction—Proposed Resolutions.”

Under Proposal 3, we will seek approval, in accordance with the requirements of the Companies Law, for a grant of options to purchase 36,662 Ordinary Shares to each of Katherine Wolf and Yuval Yanai, independent directors of our Company, at an exercise price equal to the closing market price of our Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at (and subject to the occurrence of) the Effective Time or the effectiveness of an alternate M&A transaction. We refer to this proposal as the Director Option Proposal. The text of the proposed resolution for Proposal 3 appears above under “Introduction—Proposed Resolutions.”

Under Proposal 4, we will seek approval, in accordance with the requirements of the Companies Law, for certain compensatory matters for our CEO, Mr. Nissim Mashiach, including a new option grant, a conditional bonus payment and a one-time “make whole” payment for past salary foregone by him, as more fully described below.  We are also proposing an amendment to his existing options to purchase Ordinary Shares so that the exercise period thereunder post-termination of employment does not expire upon consummation of the Merger. We refer to this proposal as the CEO Proposal. The text of the proposed resolution for Proposal 4 appears above under “Introduction—Proposed Resolutions.”

We will also conduct such other business that may properly come before the Meeting or any adjournment or postponement of the Meeting. Other than Proposals 1, 2, 3 and 4, we do not currently expect there to be any other matters on the agenda at the Meeting. Under the Companies Law and the regulations thereunder, shareholders holding at least 1% of the voting power of our outstanding Ordinary Shares may request the inclusion of an additional agenda item at the Meeting, assuming that it is appropriate for debate and action by our shareholders. Such a request must be submitted within seven days following our publication of notice of the Meeting. If our board of directors determines that the requested agenda item is appropriate for consideration by our shareholders, we will publish an updated notice that includes that agenda item within seven days following the end of that initial seven-day period. The publication of the updated notice of the shareholders meeting would not impact the record date for the Meeting. The seven-day period for submission of an additional agenda item for the Meeting expired on November 14, 2016.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER PROPOSAL IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU AND THE OTHER SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE MERGER PROPOSAL. See “The Merger—Our Reasons for Approving the Merger” below.

OUR BOARD ALSO BELIEVES THAT APPROVAL OF EACH OF THE TAIL INSURANCE PROPOSAL, DIRECTOR OPTION PROPOSAL AND CEO PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND THEREFORE RECOMMENDS THAT YOU VOTE “FOR” THESE ADDITIONAL PROPOSALS. See Proposals 2 through 4 below for a further explanation.

Record Date, Method of Voting and Quorum Requirements

In accordance with the Companies Law and our Articles of Association, as amended, our board of directors has fixed November 11, 2016 as the record date for determining the shareholders entitled to vote at the Meeting. Accordingly, you are entitled to vote at the Meeting only if you were a record holder of Ordinary Shares at the close of business on that date, irrespective of the amount of Ordinary Shares in your possession on such date.  As of the record date, there were 17,932,079 Ordinary Shares outstanding and entitled to vote.  Your shares may be voted at the Meeting only if you are present or your shares are represented by a valid proxy at the Meeting.

You are being asked to vote the shares held directly in your name as a shareholder of record and any shares you hold in “street name” as beneficial owner. Shares held in “street name” are shares held on your behalf by a bank, a broker in a stock brokerage account or a nominee.

The method of voting should be the same for shares held as a record holder and shares held in “street name.” In either case, you will receive a proxy card (holders of shares in “street name” may instead receive a voting instruction form). The proxy cards (or voting instruction forms) of holders of shares in “street name” will be used to instruct their banks, brokers or other nominees on how to vote.

Proxy cards are being solicited on behalf of our board of directors from our shareholders in favor of the proposals as described in this Proxy Statement.

You may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction forms. For example, shareholders who hold shares in more than one brokerage account will receive a separate proxy card or voting instruction form for each brokerage account in which shares are held.

Shareholders of record whose shares are registered in more than one name will receive more than one proxy card. You should complete, sign, date and return each proxy card you receive.

A quorum must be present in order for the Meeting to be held. At least two shareholders present, in person or by proxy, and holding or representing, in the aggregate, at least 25% of the voting power of our Company, will constitute a quorum at the Meeting. Ordinary Shares that are voted in person or by proxy “FOR” or “AGAINST” any proposal are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as voted at the Meeting with respect to such matter. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal. If within half an hour from the time appointed for the holding of the Meeting a quorum is not present, the Meeting will stand adjourned for one week at the same time and place. At the adjourned meeting, two or more shareholders (regardless of the number of Ordinary Shares that they hold) who are present will constitute a quorum for the business for which the original Meeting was called.

Voting Rights and Vote Required

Each Ordinary Share outstanding on the record date will entitle its holder to one vote upon each of the matters to be presented at the Meeting.

Approval of the Merger Proposal requires the affirmative vote of a majority of the Ordinary Shares present (in person or by proxy) and voting (not including abstentions and broker non-votes) at the Meeting (or at any adjournment thereof), excluding any Ordinary Shares that are held by Merger Sub, Parent, or any person holding at least 25% of the means of control of either of them, or anyone acting on behalf of any of them, including any of their affiliates.

Approval of each of the Tail Insurance Proposal and Director Option Proposal requires the affirmative vote of a majority of the Ordinary Shares present (in person or by proxy) and voting (not including abstentions and broker non-votes) at the Meeting (or at any adjournment thereof).

Approval of the CEO Proposal requires the affirmative vote of a majority of the Ordinary Shares present (in person or by proxy) and voting (not including abstentions and broker non-votes) at the Meeting (or at any adjournment thereof), and furthermore requires that either of the following two voting conditions be met as part of the approval by such majority:

•                                          the majority voted in favor includes a majority of the shares held by non-controlling shareholders who do not have a personal interest under the Companies Law (which we refer to as a  conflict of interest) in the approval of the CEO Proposal that are voted at the Meeting, excluding abstentions; or

•                                          the total number of shares held by non-controlling, non-conflicted shareholders (as described in the previous bullet-point) voted against the approval of the CEO Proposal does not exceed two percent (2%) of the aggregate voting rights in our Company.

Under the Companies Law, a “controlling shareholder” is any shareholder that has the ability to direct the Company’s activities (other than by means of being a director or other office holder of the Company). A person is presumed to be a controlling shareholder if it holds or controls, by itself or together with others, one-half or more of any one of the “means of control” of the Company. “Means of control” is defined as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer. Furthermore, for purposes of Proposal 4 (the CEO Proposal), a “controlling shareholder” also includes any shareholder holding 25% or more of the voting rights in our Company if no other shareholder holds more than 50% of the voting rights.

A “personal interest” of a shareholder under the Companies Law, for purposes of the vote on Proposal 4 (which we refer to as a “conflict of interest” elsewhere in this Proxy Statement and in the accompanying proxy card), (x) includes an interest of any members of the shareholder’s immediate family (or spouses thereof) or an interest of a company with respect to which the shareholder (or such a family member thereof) serves as a director or the chief executive officer, owns at least 5% of the shares or has the right to appoint a director or the chief executive officer; and (y) excludes an interest arising solely from the ownership of Ordinary Shares of the Company. In determining whether a vote cast by proxy is disinterested, the conflict of interest of a proxy holder is also considered and will cause that vote to be excluded from the non-conflicted vote, even if the shareholder granting the proxy does not have a conflict of interest concerning the matter being voted upon.

A controlling shareholder and a shareholder that has a conflict of interest are qualified to participate in the vote on Proposal 4; however, the vote of any such shareholders may not be counted towards the majority requirement described in the first bullet point above and will not count towards the 2% threshold described in the second bullet point above.

In the case of the Merger Proposal (Proposal 1), a shareholder must inform our Company before the vote (or if voting by proxy, indicate via a proxy card) whether or not such shareholder is the Merger Sub, Parent, or any person holding at least 25% of the means of control of either of them, or anyone acting on behalf of either of them, including any of their affiliates, and failure to do so disqualifies the shareholder from participating in the vote on that proposal. In order to confirm that you are not any of the foregoing persons or entities and to enable your vote to be counted towards the special majority required for Proposal 1, you must check the box for Item 1A on the accompanying proxy card when you record your vote on Proposal 1, thereby confirming that you are not one of the foregoing persons or entities. If you believe that you are one of the foregoing persons or entities, you should not check the box on Item 1A on the enclosed proxy card and you should not vote on Proposal 1 via the proxy card. Instead, you should contact Mr. Shai Lankry, our Chief Financial Officer, at Shai@macrocure.com (or telephone: +972-54-565-6011), who will provide you with a separate proxy card that is designed for you so that you can submit your vote on Proposal 1 (although your vote will not be counted towards the special majority required for approval of the Merger Proposal). If you hold your shares in “street name” (i.e., shares that are held through a bank, broker or other nominee) and believe that you are one of the foregoing persons or entities affiliated with Parent or Merger Sub, you may also contact the representative managing your account, who could then contact our Chief Financial Officer on your behalf.

In the case of Proposal 4 (the CEO Proposal), a shareholder must inform our Company before the vote (or if voting by proxy, indicate via a proxy card) whether or not such shareholder is a controlling shareholder or has a conflict of interest (as described above) in the approval of such proposal, and failure to do so disqualifies the shareholder from participating in the vote on that proposal. In order to confirm that you are not a controlling shareholder and that you have no conflict of interest in the approval of that proposal, and to therefore be counted towards the special majority required under those proposals, you must check the box for Item 4A on the accompanying proxy card when you record your vote on Proposal 4. If you believe that you, or a related party of yours, is a controlling shareholder or has such a conflict of interest and you wish to participate in the vote on Proposal 4, you should not check the box on Item 4A on the enclosed proxy card and you should not vote on Proposal 4 via the proxy card. Instead, you should contact Mr. Shai Lankry, our Chief Financial Officer, at Shai@macrocure.com (or telephone: +972-54-565-6011), who will provide you with a separate proxy card that is designed for you so that you can submit your vote on Proposal 4 (although your vote will not be counted towards the special majority required for approval of that proposal).  If you hold your shares in “street name” (i.e., shares that are held through a bank, broker or other nominee) and believe that you are a controlling shareholder or possess a personal interest, you may also contact the representative managing your account, who could then contact our Chief Financial Officer on your behalf.

Adjournment

If within half an hour from the time appointed for the holding of the Meeting a quorum is not present, the Meeting will stand adjourned to exactly one week later, at the same time and place. At the adjourned meeting, two or more shareholders (regardless of the number of Ordinary Shares that they hold) who are present will constitute a quorum for the business for which the original Meeting was called.

Voting Procedures; Revoking Proxies or Voting Instructions

Shareholders of Record

If you are a shareholder of record, meaning that your Ordinary Shares are represented by book-entry positions or share certificate(s) that are registered in your name with us and our transfer agent as of the record date, you may vote (a) in person by attending the Meeting or (b) by marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

You may revoke your proxy at any time before the vote is taken at the Meeting by (a) delivering to Mr. Shai Lankry, our Chief Financial Officer, at Shai@macrocure.com (or telephone: +972-54-565-6011), a written notice of revocation, bearing a later date than the proxy, stating that the proxy is revoked, (b) by properly submitting a later-dated proxy relating to the same shares or (c) by attending the Meeting and voting in person (although attendance at the Meeting will not, by itself, revoke a proxy). Ordinary Shares represented by properly executed proxies received by us no later than 7:00 a.m., Israel time, on December       , 2016 (being midnight., Eastern time, on December       , 2016) will, unless such proxies have been previously revoked or superseded, be voted at the Meeting in accordance with the directions on the proxies. Written notices of revocation and other communications concerning the revocation of a previously executed proxy should be sent to us via email to Mr. Shai Lankry at Shai@macrocure.com.

You may also be represented by another person present at the Meeting by executing a proxy designating such person to act on your behalf.

As a shareholder of record, if you sign, date and return your proxy card without indicating how you want to vote, then for Proposals 2 or 3, your Ordinary Shares will be voted “FOR” each of the matters described in those proposals, but for Proposals 1 and 4, your Ordinary Shares will not be voted (due to the special voting requirements related to those proposals under Israeli law).

Shares Held in Street Name

If you hold your Ordinary Shares in “street name” through a bank, broker or other nominee you should follow the directions on the proxy card or voting instruction form that you receive from your bank, broker or other nominee as to how to instruct how your shares should be voted. If your Ordinary Shares are held in “street name” and you wish to vote such shares by attending the Meeting in person, you will need to obtain a proxy from your bank, broker or other nominee. If your Ordinary Shares are held in “street name,” you must contact your bank, broker or other nominee to change or revoke your voting instructions.

A bank, broker or nominee who holds shares for customers who are the beneficial owners of those shares has the authority to vote on “routine” proposals when it has not received instructions from the beneficial owners. However, such bank, broker or nominee is prohibited from giving a proxy to vote those customers’ shares with respect to approving non-routine matters, such as the Merger Proposal, the Tail Insurance Proposal, the Director Option Proposal and the CEO Proposal, without instructions from the customer. This is referred to as a broker non-vote. Shares held by a bank, broker or nominee that are not voted at the Meeting because the customer has not provided instructions to the bank, broker or nominee will not be considered to be votes “FOR” or “AGAINST” the Merger Proposal, Tail Insurance Proposal, Director Option Proposal or CEO Proposal or any other proposal and will have no effect on the results of the votes on any such proposals.

Voting of Proxies

All shares represented at the Meeting by valid proxies that we receive in time for the Meeting as a result of this solicitation (other than proxies that are revoked or superseded before they are voted) will be voted in the manner specified on such proxy. As a shareholder of record, if you sign, date and return your proxy card without indicating how you want to vote, then for Proposals 2 or 3, your Ordinary Shares will be voted “FOR” each of the matters described in those proposals, but for Proposals 1 and 4, your Ordinary Shares will not be voted (due to the special voting requirements related to those proposals under Israeli law). Furthermore, your executed proxy will be voted in the discretion of the proxy holder on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

Proxies submitted with instructions to abstain from voting and broker non-votes will not be considered to be votes “FOR” or “AGAINST” any of the proposals described in this Proxy Statement or any other proposal that may properly come before the Meeting, and will have no effect on the result of the votes on any such proposals.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition to solicitation by mail, our directors and officers may solicit proxies for the Meeting from our shareholders personally or by telephone, facsimile and other electronic means without compensation other than reimbursement for their actual expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Ordinary Shares held of record by those persons, and we will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

SHAREHOLDERS SHOULD NOT SEND ANY STATEMENTS EVIDENCING BOOK-ENTRY POSITIONS IN OUR ORDINARY SHARES OR CERTIFICATES REPRESENTING ORDINARY SHARES WITH THEIR PROXY CARDS. IF THE MERGER PROPOSAL IS APPROVED AND THE MERGER IS SUBSEQUENTLY COMPLETED, YOU WILL RECEIVE INSTRUCTIONS FOR SURRENDERING YOUR BOOK-ENTRY POSITIONS OR YOUR CERTIFICATES IN EXCHANGE FOR THE SHARES OF LEAP (AND CASH IN LIEU OF FRACTIONAL SHARES OF LEAP) SERVING AS THE MERGER CONSIDERATION.

SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID UNNECESSARY EXPENSE, WE ASK YOUR COOPERATION IN RETURNING YOUR PROXY CARD PROMPTLY, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

Questions and Additional Information

If you have questions about the Merger or how to submit your proxy, or if you need any additional copies of this Proxy Statement or the enclosed proxy card, please contact our Chief Financial Officer, Mr. Shai Lankry, at Shai@macrocure.com (or telephone: +972-54-565-6011).

PROPOSAL 1

THE MERGER PROPOSAL

THE PARTIES TO THE MERGER

Our Company

Macrocure Ltd. was formed as a company in the State of Israel on January 14, 2008 and registered under No. 515506855 with the Israeli Registrar of Companies. Macrocure has operated since its inception as a biotechnology company focused on developing, manufacturing and commercializing novel cell therapy products to address unmet needs.

Macrocure is subject to the provisions of the Companies Law. Macrocure’s corporate headquarters are located at 25 Hasivim Street, Petach Tikva 4959383, Israel. Macrocure’s telephone number is +972-54-565-6011 and its web site is located at www.macrocure.com (the information contained therein or linked thereto shall not be considered incorporated by reference in this Proxy Statement). Macrocure’s U.S. agent is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

In August 2014, Macrocure completed its initial public offering, and its ordinary shares began trading on the NASDAQ Global Market under the symbol “MCUR.” Following the Merger, Macrocure’s ordinary shares will be delisted from the NASDAQ Global Market.

Leap

Leap Therapeutics, Inc. was originally incorporated on January 3, 2011 as Dekkun Corporation, a Delaware corporation. Dekkun Corporation’s name was changed to HealthCare Pharmaceuticals, Inc. in May 2014. On November 16, 2015, HealthCare Pharmaceuticals, Inc. changed its name to Leap Therapeutics, Inc.

Leap is a biopharmaceutical company acquiring and developing novel therapeutics at the leading edge of cancer biology. Leap’s approach is designed to target compelling tumor-promoting and immuno-oncology pathways to generate durable clinical benefit and enhanced outcomes for patients. Leap’s programs are monoclonal antibodies that target key cellular pathways that enable cancer to grow and spread and specific mechanisms that activate the body’s immune system to identify and attack cancer.

The mailing address of Leap’s principal executive office is 47 Thorndike Street, Suite B1-1, Cambridge, MA 02141. Leap’s telephone number is 617-714-0360. Leap’s website address is www.leaptx.com (the information contained therein or linked thereto shall not be considered incorporated by reference in this Proxy Statement). Leap plans to list the Leap common stock to be issued in the Merger on the NASDAQ Stock Market under the symbol “LPTX”. Leap has submitted an application for such listing.

Merger Sub

M-CO Merger Sub Ltd. is a wholly owned subsidiary of Leap formed solely for the purpose of effectuating the Merger described herein. Merger Sub was formed under the laws of the State of Israel and registered under No. 515506855 with the Israeli Registrar of Companies as a direct wholly owned subsidiary of Leap under the laws of Israel on August 15, 2016. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is c/o Leap Therapeutics, Inc., 47 Thorndike Street, Suite B1-1, Cambridge, MA 02141. Its telephone number is 617-714-0360.

Upon consummation of the Merger, Merger Sub will be merged with and into Macrocure and Macrocure will be the surviving corporation and be a wholly owned subsidiary of Leap. Merger Sub will then cease to exist.

THE MERGER

The description in this Proxy Statement of the Merger is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is the legal document governing the Merger. A copy of the Merger Agreement is attached as Annex A to Leap’s prospectus, a copy of which is being sent to our shareholders together with this Proxy Statement. We also furnished a copy of the Merger Agreement as Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K that we furnished to the U.S. Securities and Exchange Commission, or SEC, on August 30, 2016, and we urge that you read it carefully in its entirety.

Background of the Merger

Following our announcements on August 19 and October 27, 2015 regarding the disappointing results of our Phase III clinical studies for CureXcell, our main product, our board of directors and senior management commenced a review of strategic alternatives for our Company, while continuing to focus on managing and conserving our existing cash through cost reduction and restructuring initiatives. As part of that review, our senior management team and board of directors regularly considered and evaluated options for enhancing shareholder value. Recognizing that in light of the failure of the CureXcell clinical trials, enhancing shareholder value as a stand-alone entity would be extremely challenging and uncertain, our board of directors therefore actively engaged in pursuing a suitable business combination transaction with the goal of enhancing shareholder value.

Accordingly, during the fourth quarter of 2015 and first quarter of 2016, we conducted a number of discussions with several potential targets concerning an acquisition of, combination with, or investment in, another company or technology, which, upon consummation, would provide our Company with new, active operations. As part of this initiative, we also began working with Raymond James & Associates, Inc., or Raymond James, as our primary (non-exclusive) financial advisor to assist us in identifying potential targets. Over the course of this process, our Company, together with our financial advisors, contacted a total of 31 potential target companies for a proposed merger or acquisition, which were identified based on certain key characteristics that we sought in a target company: (i) favorable technology in an investment-attractive space; (ii) management with strong records in initial public offerings and merger transactions; (iii) investors and/or strategic partners that have the experience and capability of developing products and bringing them to market; and (iv) the potential for achieving a significant return on investment for our shareholders over the next two to three years based on multiple inflection points. In general, the potential target companies were private companies at various stages of clinical development that operate in the medical device, pharma or biotechnology industries (similar to the industry in which we had operated), and possessed technology that was seen as compatible with the expertise that we had developed over the course of our operations as a biotechnology company.

The following chronology sets forth a summary of the material events leading up to the execution of the merger agreement. In addition, throughout the chronology of developments described below, prior to and in between our formal board meetings, the Chairman of the Board, Mr. Tomer Kariv, and the chief executive officer, Mr. Nissim Mashiach, updated our directors on a frequent basis as to the nature and extent of such developments. During this time, Messrs. Mashiach and Kariv also continued to engage from time to time in preliminary discussions with third parties concerning potential transactions, although, ultimately, no such discussions advanced beyond preliminary stages. No alternative transaction was identified that was felt by us, based on the criteria identified above, to be as attractive to our Company and our shareholders as the proposed transaction with Leap.

On or about February 2, 2016, Stuart Barich of Raymond James contacted Leap regarding its possible interest in a combination of Leap and Macrocure. Promptly after that, on February 3, 2016, Leap’s Chief Executive Officer, Christopher Mirabelli, and Chief Financial Officer, Douglas Onsi, held a conference call with Messrs. Mashiach and Kariv of our Company, and with Mr. Barich, to introduce the two companies to each other and to provide overviews of our respective businesses.

On February 5, 2016, we signed a customary confidentiality agreement with Leap to allow for further discussions of our respective businesses and the potential for a transaction. Following the signing of the confidentiality agreement, Leap provided us with access to Leap’s electronic data room for due diligence purposes.

On February 9, 2016, Mr. Mashiach reported to our board of directors his receipt of an indication from Leap of its interest in exploring a possible transaction with our Company. On February 12, 2016, Leap held a telephonic meeting of its board of directors in which Leap’s management described potential financing alternatives and the potential combination with us. Leap’s board of directors authorized the Leap management to continue discussions regarding potential terms. On February 24, 2016, Leap’s Chief Operating Officer, Augustine Lawlor, and Mr. Onsi met with Mr. Kariv, Mr. Mashiach and Mr. Barich at Raymond James’ office in New York City to provide additional information about the companies and discuss potential terms.

Throughout the next four weeks, Dr. Mirabelli, Mr. Lawlor and Mr. Onsi continued discussions with our Company and provided information to support the diligence and review process being undertaken by our management.

On March 7, 2016, Mr. Mashiach and Mr. Onsi had a phone conversation during which they discussed our strategic process and an upcoming meeting of our board of directors. Mr. Mashiach and Mr. Onsi discussed potential elements of a transaction, including relative equity ownership, valuation, board representation and due diligence. Mr. Mashiach indicated that he would be presenting several options to our board of directors.

At a meeting held on March 15, 2016, our board of directors considered the indication of potential interest from Leap, as well as an indication of potential interest from another private company that was a clinical-stage biopharmaceutical company focused on biotherapeutics, and, thereafter, our board of directors authorized our moving forward with preliminary diligence and an effort to structure and negotiate the terms of a potential transaction with Leap for further consideration by the board, following which Mr. Mashiach informed Leap of such authorization. While we had additional discussions, from time to time, with the other private company, such discussions did not progress further.

Following such meeting, on March 17, 2016, Mr. Mashiach had a telephone call with Mr. Onsi and Mr. Lawlor in which he communicated our interest in a potential transaction and legal, financial and diligence terms for consideration. Mr. Mashiach communicated our perspective of a $100.0 million valuation for Leap together with a $35.0 million valuation for Macrocure (inclusive of cash), the importance of exclusive discussions, tax considerations and required due diligence. Mr. Mashiach also described our objectives for Leap management retention and personal equity ownership, and the expectation that two Macrocure-designees be added, at closing, to the Leap board of directors and that the Macrocure designees would have input regarding any interested party financings post-closing.

On March 22, 2016, we formally engaged Raymond James as our financial advisor, based on Raymond James’ qualifications, expertise and reputation in the capital markets, to continue to support our efforts in pursuing a transaction with Leap and to provide an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by our shareholders in the potential transaction.

On March 24, 2016, Dr. Mirabelli, Mr. Lawlor and Mr. Onsi from Leap and Mr. Mashiach from Macrocure had a call with the legal teams of both companies, consisting of representatives of Morgan Lewis & Bockius LLP, or Morgan Lewis, for Leap and representatives of Meitar Liquornik Geva Leshem Tal, or Meitar, and Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, for Macrocure. The major topic of the call was to discuss the tax consequences of the Merger and the designation of the ultimate parent entity for the combined company.

On March 28, 2016, we provided Leap with an initial draft term sheet and with a draft exclusivity letter. On April 1, 2016, Leap responded to our term sheet draft with comments.

On April 2, 2016, Mr. Mashiach informed Mr. Onsi via email that there were substantial open issues raised in the exchange of term sheets that would need to be discussed.

On April 4, 2016, Mr. Onsi and Mr. Mashiach had a telephone call to identify the open issues to be addressed, including the treatment of Leap’s bridge loans, equity investments, stock option pool, escrow and indemnification, duration of exclusivity and tax issues.

On April 6, 2016, Mr. Kariv, Mr. Mashiach and Dr. William Li, consultant to our Company, held an in-person due diligence meeting with members of the Leap management and operations team, including Dr. Mirabelli, Mr. Lawlor and Mr. Onsi.

On April 12, 2016, we provided Leap with a revised term sheet and a draft exclusivity agreement.

On May 2, 2016 and May 4, 2016, Mr. Mashiach held telephone calls with Mr. Onsi in which he communicated a proposed change in the economic split to 60% Leap and 40% Macrocure (or 34.3% on a fully diluted basis, after giving effect to a $10.0 million equity investment to be made immediately prior to the closing by existing Leap stockholders and the establishment of an employee stock option pool at closing), from approximately 75%/25% (or 21.6% on a fully diluted basis for our equityholders). Mr. Mashiach also suggested that there should be no adjustment to the equity split for any financing provided to Leap by the Leap stockholders between signing and closing; that the $10.0 million investment by entities affiliated with HealthCare Ventures should be at an assumed $100.0 million pre-money violation (rather than a pre-money valuation of $135.0 million); and that the minimum Macrocure net cash requirement at closing should be set at $22.0 million, with no adjustment if we have a net cash level at closing of at least $22.0 million. The new proposal also contemplated a 6% post-closing employee stock incentive plan, similar to the original proposal. A term sheet documenting this proposal was, thereafter, circulated between the parties.

On May 9, 2016, Mr. Lawlor and Mr. Kariv held a call in which they discussed two counterproposals from Leap to bridge the valuation gap through a distribution of royalty rights to the current Leap stockholders on the current Leap products and to allow a Macrocure nominee to be on the combined company’s future pricing committee. The valuation gap remained open pending further discussions of the parties on May 19, 2016, as described below.

During the course of ongoing discussions among the respective counsel, the parties also agreed upon a structure for the transaction pursuant to which we would merge with a subsidiary of Leap and become a wholly owned subsidiary of Leap, given, among other things, that the parties desired a U.S. parent company and Leap would be the principal operating company post-closing. Counsel for our Company also agreed to drop our prior request for post-closing indemnification for breaches of representations and warranties.

On May 17, 2016, Dr. Mirabelli and Mr. Onsi updated Leap’s board of directors at a meeting regarding the proposed business combination of Leap and Macrocure and the proposed term sheet. Leap’s board of directors provided those members of Leap’s management with guidance as to acceptable terms to resolve the outstanding issues.

On May 19, 2016, Mr. Kariv, Mr. Mashiach, Mr. Lawlor and Mr. Onsi held a conference call in which they agreed upon the outstanding economic issues on the proposed term sheet, bridging the divide between the parties by establishing a royalty right for Leap stockholders, increasing our share of the post-closing outstanding equity and agreeing upon the size of a stock option pool for employees to be in place post-closing of the Merger, and lastly by agreeing upon the treatment of stock options to be granted to key executives. Mr. Mashiach thereafter provided to Leap a revised term sheet, dated as of May 21, 2016.

As reflected in the revised term sheet, the respective principals had agreed to an equity split of 65%/35% (or approximately 29.2% for the Macrocure equityholders on a fully diluted basis), with the Leap equityholders receiving, immediately prior to closing, a royalty right entitling them to 2% and 5% of future net sales of DKN-01 and TRX518, respectively. In addition, it was made a condition to closing that (i) Leap would pay its payables pre-closing in the ordinary course and not have, at the time of the closing, outstanding payables in excess of $1.0 million or any debt for borrowed money, and (ii) a $10.0 million equity investment shall be made immediately prior to the closing by existing Leap stockholders. Lastly, the parties agreed to a post-closing equity pool for employees of 8%, which would not include any awards to be granted by Leap to its key managers pre-closing from an existing option plan.

Following that call, we proceeded with Leap to finalize a revised non-binding written proposal for the Merger. On May 31, 2016, Mr. Mashiach on behalf of our management reported to our board of directors on the diligence undertaken to date and our board of directors authorized management to execute the non-binding term sheet and the exclusivity agreement. Following our board meeting, on June 1, 2016, Mr. Mashiach and Mr. Mirabelli executed the final version of the non-binding written proposal for the Merger and each undertook on behalf of their respective companies to proceed to the negotiation of a definitive merger agreement and ancillary documents on the basis of the terms of such non-binding written proposal.

Commencing with the execution of the non-binding written proposal for the Merger, the parties began, in parallel, to conduct further due diligence, including a business presentation by Leap on June 6, 2016, and to negotiate the terms of the definitive agreements for the transaction. Morgan Lewis, U.S. counsel to Leap, Yigal Arnon & Co., Israeli counsel to Leap, Skadden, US counsel to our Company and Meitar, Israeli counsel to our Company, continued to negotiate the terms of the Merger Agreement in person, telephonically and via the exchange of drafts. There were frequent meetings, teleconferences, exchanges of information and negotiations as the parties sought to reach mutually agreeable terms.

The extensive negotiations focused upon the Merger Agreement, voting agreements for our and Leap’s respective major shareholders, the royalty agreement and other ancillary documents. Some of the key issues discussed included, but were not limited to, the terms of the royalty right to be granted to the Leap stockholders, the wording for the defined term “Material Adverse Effect,” the scope of the interim operating covenants, the size of the various termination fees which may be payable by us under certain circumstances, the respective rights of the parties to terminate following the “End Date,” the scope of any obligations under our voting agreements following termination of the merger agreement, and our governance rights post-closing.

In particular, as part of the negotiations, counsel for Leap and our Company discussed, among other things, the setting of an appropriate end date after which the parties may terminate the Merger Agreement, with the parties ultimately agreeing on a January 31, 2017 date, subject to up to three thirty-day extensions. As negotiated, we also agreed to limit, under the circumstances set forth in the Merger Agreement, our rights to exercise these termination rights should we fail to receive the required tax ruling or our shareholders fail to honor their obligations under the respective voting agreements so that Leap would have an opportunity to go to court to enforce its rights.

Regarding the Macrocure voting agreements, Leap had sought to limit the ability of the key shareholders of our Company to vote for another transaction for a period of 18 months following termination of the Merger Agreement. Following negotiations, the counsel for the respective parties agreed that any post-closing obligations would be limited to six months from the date of termination and the payment of a termination fee. Leap’s counsel, following a request from our counsel, also agreed to include provisions in the Leap voting agreements obligating the Leap stockholders to fulfill their financing and other obligations under the Merger Agreement.

During the negotiations, we insisted on the receipt of the Section 104H tax ruling as a closing condition. While Leap’s counsel had initially objected, they ultimately agreed to include it as a closing condition, assuming that an appropriate termination fee could be agreed upon which would be payable should the tax ruling not be received in a timely manner. Leap, through its counsel, initially indicated that it would want a termination fee payable upon our acceptance of a superior proposal at the high end of the range for fees of this type and a termination fee payable upon a failure to receive the tax ruling in a timely manner that it felt would appropriately compensate it if such a ruling were not received. Following negotiations, the counsel, on behalf of the respective parties, ultimately agreed on a transaction related termination fee of $1,200,000, plus reimbursement of expenses of up to $750,000 in certain circumstances, and a tax ruling related termination fee of $1,600,000.

As part of the negotiations, the counsel for the respective parties agreed that our two designees would serve two and three year terms, respectively, and that Leap’s by-laws would include provisions to implement the previously agreed upon arrangements regarding the establishment of a pricing committee on which one of our Board designees would sit.

During the negotiations, the members of each company’s board of directors and senior management were continuously updated and consulted on the negotiations and remaining issues.

On August 8, 2016, our board of directors held a telephonic meeting, at which Mr. Mashiach and representatives of Meitar, Skadden and Raymond James were all present. At that meeting, the representatives of Meitar and Skadden discussed with the board its fiduciary duties with respect to the proposed transaction. In addition, the board of directors reviewed with counsel detailed summaries of the draft Merger Agreement and ancillary documents, highlighting, among other things, the process for calculating the Merger exchange ratio, the treatment of our outstanding options, required consents, the anticipated timeline and process to closing, closing conditions, no-shop obligations, termination rights and termination fees. In addition, our board of directors was apprised of the status of the negotiations of the definitive transaction agreements. At this meeting, it was observed that the principal agreement still to be negotiated was the royalty agreement, noting that the principal open issue was the term of the royalty right. In general, the respective counsel of the parties had discussed whether the term should be indefinite or co-extensive with the expiration of any exclusivity rights associated with any regulatory approval granted with respect to the marketing of the products being developed. After due consideration of the issue, including the board’s belief that, irrespective of the term of the royalty right, the financial terms of the proposed transaction would be attractive from our perspective, the board authorized management and the advisors to finalize the terms of the royalty agreement. In addition, Mr. Mashiach indicated that, while a thorough due diligence examination of Leap has previously been conducted, additional diligence was still being performed.

In that same meeting, Mr. Stuart Barich of Raymond James reviewed with our board of directors a financial model based in part on certain assumptions and financial estimates shared by Leap and -adjusted, among other things, for anticipated royalty payments pursuant to the proposed royalty agreement. See the section of the prospectus titled “Opinion of Our Financial Advisor—Certain Forecasts.” He also explained the various methodologies employed by Raymond James for purposes of its analysis and the results obtained therefrom. Mr. Barich then reviewed Raymond James’ internal procedures for preparing a fairness opinion, including its procedures for addressing potential conflicts of interest. It was also noted at the meeting that Raymond James may be asked to assist with future financings for the combined company, although no agreements were then in place.

On August 16, 2016, the Leap board of directors held a telephonic meeting with Leap’s legal advisors to review the finally negotiated major business terms of the Merger transaction. The directors acknowledged and discussed that they had met and discussed on numerous occasions, both formally and informally, the potential merits and risks to Leap and its stockholders of the Merger, the chronology of events leading to the proposals to approve the merger, the negotiations with Macrocure with respect to the Merger, the requirements for a bridge financing and closing of such financing to proceed with the Merger, and the terms and conditions of such financing and the Merger and related timeline. Leap’s legal counsel summarized the terms and conditions of the proposed financing and Merger, advised the directors on their fiduciary duties, and answered directors’ questions. After discussion, Leap’s board of directors (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Leap and its stockholders, (ii) authorized and approved the Merger, (iii) approved and adopted the Merger Agreement, (iv) resolved to recommend that the stockholders of Leap approve and adopt the Merger Agreement, and (v) approved certain other related matters, including the terms of the royalty agreement, registration rights agreement, employment agreements for Dr. Mirabelli, Mr. Lawlor and Mr. Onsi and stock option plans.

On August 24, 2016, our board of directors held a telephonic meeting at which management (Mr. Mashiach) and counsel (Meitar and Skadden) were also present. Mr. Mashiach updated the board of directors about changes made to the proposed Merger Agreement and ancillary documents thereto since the date of the previous Macrocure board meeting.

On August 29, 2016, our board of directors held a telephonic meeting at which representatives of Meitar, Skadden, Raymond James (Mr. Stuart Barich), as well as our chief executive officer and chief financial officer, were all present. The purpose of the meeting was to consider the final terms of the proposed Merger transaction with Leap and to approve the Merger Agreement and all ancillary documents. Meitar then summarized the material terms of the proposed form of Merger Agreement and indicated that there were no material changes to the Merger Agreement and the ancillary documents since the last board meeting held on August 24, 2016. Mr. Mashiach also observed that since the last board meeting, he had a follow-up diligence call with the management of Leap to confirm the absence of any material developments. Mr. Barich then noted that, while the directors had received in advance of the meeting updated materials, there were no significant changes since the drafts previously circulated. Mr. Barich then indicated Raymond James’ willingness to render its fairness opinion, as set forth in the draft letter circulated in advance of the meeting, and that, following the meeting, Raymond James would be executing and delivering its opinion to us.

After further consideration and discussion, our board of directors then unanimously (with one director absent) (i) resolved, noting its extensive and thorough discussion of the factors relevant to this transaction during the course of its prior meetings, that the Merger and the Merger Agreement were fair to, and in the best interests of, our shareholders, and approved the Merger Agreement and the transactions contemplated thereunder, (ii) directed that the adoption of the Merger Agreement be submitted to a vote at a special general meeting of our shareholders, and (iii) resolved to recommend to our shareholders that they approve the Merger, the Merger Agreement and all related matters to be brought before the shareholders at such special meeting. At the meeting, the board of directors also voted to approve and recommend that the shareholders of our Company approve various matters relating to the purchase of tail insurance covering actions taken by our directors and officers on or prior to closing, the extension of the post-closing exercise period of the options held by certain existing employees and directors, and the amendment of our outstanding warrants, all of which were currently exercisable, to enable such warrants to survive the Merger and become exercisable for common stock of Leap. It was noted by counsel that, while Mr. David Ben-Ami was not in attendance, Mr. Ben-Ami had expressed, at prior meetings, his support of the proposed transaction, and that, following the board meeting, Mr. Ben-Ami would be signing a voting agreement evidencing his support of the transaction.

Recommendation of Our Board

At a meeting held on August 29, 2016, our board of directors unanimously (with one director absent) (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of our Company and our shareholders, (ii) approved and declared it advisable that we enter into the Merger Agreement and (iii) adopted the Merger Agreement, the Merger and the transactions contemplated thereby.

Our Reasons for Approving the Merger

At its August 29, 2016 meeting, our board of directors unanimously (with one director absent) determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, our Company and our shareholders, and, considering the financial position of the merging companies, no reasonable concern existed that we would be unable to fulfill our obligations to our creditors existing as of immediately prior to the closing of the Merger. Consequently, our board of directors approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement and determined to recommend that our shareholders approve the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

In evaluating the Merger, our board of directors consulted with our management and legal, financial and other outside professional advisors and considered various information and factors in connection with the Merger, including those material factors described below. Among the information and material factors considered by our board of directors were the following:

Prospects of Risks to Macrocure as a Stand-Alone Company

•        The prospective financial risks to our Company if we remain a stand-alone public entity, including risks and uncertainties with respect to:

(i)        not being able to generate any meaningful revenues in the future, in light of the failure of CureXcell, our sole potential revenue-generating asset, to achieve target end-results in its clinical trials;

(ii)     the need to incur significant additional expenses to evaluate additional alternative potential strategic transactions, with no guarantee of success;

(iii)       the continuing need to incur significant ongoing compliance-related expenses in light of our status as a public company that is required to report to the SEC under the Exchange Act; and

(iv)      as a result of the foregoing, the potential depletion of our cash resources, to the point at which we would no longer be able to finance operations and may need to liquidate.

•        The risk that if we remain a stand-alone entity and fail to consummate a transaction that provides active operations in the near future, NASDAQ could, at some point, determine that we are a “public shell company” (as defined under SEC rules) and, if it does, seek to delist our Ordinary Shares.

•        The potential adverse consequences to our shareholders of a possible delisting by NASDAQ, including, but not limited to, the lack of a more established trading market for our Ordinary Shares, which could result in reduced liquidity, decreased analyst coverage, and potentially greater difficulty in obtaining additional financing should that be required.

•        The risk that we may not be successful in salvaging any remaining value from our proprietary cell activation technology.

Strategic Alternatives

In the course of its deliberations, our board of directors discussed potential alternatives to the transaction, including attempting to pursue another business combination transaction and/or secure a strategic partner other than Leap or pursuing a voluntary dissolution proceeding.

•        The board noted that our limited ability to contribute technology or other assets related to operations (other than cash) to any strategic combination with another company, due to our prior business having been based exclusively on CureXcell, which failed to achieve its target end-results in clinical trials, limited the strategic alternatives available to our board of directors.

•        The board reviewed the issues likely to be involved with pursuing a voluntary liquidation and concluded those alternatives would not be in the best interests of the shareholders and would deny our shareholders the opportunity to realize significant value should a strategic partner be successful in gaining regulatory approval for, and thereafter commercializing, new drugs needed in the marketplace. Similarly, with respect to the Merger, the board concluded that a voluntary liquidation would likely result in significantly less value to our shareholders than the proposed transaction with Leap, should Leap be successful in further developing and bringing to market its current product candidates.

•        The board also took into account its prior unsuccessful efforts to find other strategic alternatives which, in the board’s judgment, would be more attractive and that attempting to continue to look for other transactions would involve additional time and expense, without any assurance of greater success.

Financial Stability of Surviving Company; Potential Upside from Leap’s Operations

•        The prospective Merger with Leap is conditioned (from our perspective only) on Leap’s existing stockholders investing an additional $10.0 million for shares of Leap Common Stock that will not be entitled to any preferential or contractual rights that are senior to those of Leap’s other stockholders, including our shareholders who will be receiving Leap common stock in the Merger.

•        The expectation that the surviving company from the Merger will have a minimum of approximately $30.0 million in cash and no indebtedness, thereby enabling the combined company to pursue its operations and business plan for at least the next 12 months, including funding its ongoing clinical trials, and its attempts to obtain additional financing once additional test results are available.

•        Our current equity holders will receive, in the aggregate as Merger Consideration, a significant percentage of the Leap Common Stock outstanding following the consummation of the Merger (approximately 31.8% after giving effect to the equity investment, or approximately 29.2% if the shares subject to awards authorized for granting under Leap’s 2016 Equity Incentive Plan are also treated as outstanding), and will therefore have a meaningful opportunity to participate in any possible growth and profits of the surviving company following the consummation of the transaction. The foregoing percentages assume closing net cash (as determined in accordance with the Merger Agreement) of at least $22.0 million. While the board considered the possibility that expenses could cause closing net cash to be below $22.0 million, the board did not believe that any deficiency that may occur would have a material effect on the fairness of the transaction terms to our shareholders.

•        Leap is an immuno-oncology company with a maturing pipeline of novel drug candidates designed to provide new and valuable treatment options for patients suffering from certain aggressive cancers. Leap’s ongoing drug trials, if ultimately successful, should provide, in the board’s judgment, good potential for the development of meaningful value.

•        Leap will provide the combined company with an experienced management team, which has a track record relating to public and private companies and drug development success.

Raymond James Opinion; Liquidity of Consideration and Related Matters

•        The Merger Agreement contains terms that were the product of arm’s-length negotiations.

•        The financial analysis reviewed by Raymond James, our financial advisor, with our board of directors, as well as the oral opinion of Raymond James rendered to our board of directors on August 29, 2016 (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion addressed to the board of directors dated August 29, 2016), as to whether the Merger Consideration (consisting of shares of Leap Common Stock) to be received by the holders of Ordinary Shares in the Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view. See the section of the accompanying prospectus titled “The Merger—Opinion of Our Financial Advisor.”

•        The fact that, under the financial analyses presented by Raymond James, the percentage of the fully diluted shares to be received by our equityholders was favorable from a financial point of view.

•    Macrocure equityholders (excluding holders of the out-of-the-money options) will receive shares of Leap Common Stock representing 32.0% of the outstanding shares of the combined company, determined after giving effect to the adoption of Leap’s 2016 Equity Incentive Plan, but not giving effect to the contemplated $10.0 million equity investment, and assuming our net cash, as calculated pursuant to the Merger Agreement, is at least $22.0 million at the Effective Time. As illustrated by the financial analyses described in the accompanying Leap prospectus in the section titled “Opinion of

Macrocure’s Financial Advisor—Summary of Raymond James’ Financial Analysis”, this ownership level compared favorably to the Macrocure ownership levels of the combined company implied under various financial analyses performed by Raymond James. The median percentages of the implied Macrocure ownership levels obtained under various financial analyses undertaken by Raymond James ranged from 7.0% to 19.4%, while the mean percentages ranged from 4.8% to 14.0%. In addition, the implied Macrocure ownership level under the discounted cash flow analysis was 7.8% to 12.3%.

•        The fact that the shares of Leap Common Stock serving as Merger Consideration are being registered with the SEC under both the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act, and that Leap is applying for listing of such shares on NASDAQ, which, taken together, should provide the vast majority of our shareholders with a continued opportunity for liquidity.

Likelihood of Consummation

•        Other than (i) the Israeli Registrar of Companies’ approval of the Merger and issuance of a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law and (ii) the approval for listing on NASDAQ of the Leap Common Stock, the fact that no regulatory or third party approvals are required as a condition to consummation of the transaction.

•        The fact that Macrocure shareholders owning, in the aggregate, approximately 51% of the issued and outstanding ordinary shares of our Company, have entered into voting agreements with Leap, pursuant to which such shareholders have expressed their support of the proposed transaction and have agreed to vote in favor of approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Other Terms

•        Our board of directors took into account management’s recommendation in favor of the Merger.

Risks and Uncertainties

Our board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•        The inherent uncertainties associated with the preparation of forecasts for a business of this type.

•        The fact that no assurance can be given regarding the success of the various drug trials to be undertaken post-closing, the costs and related timing associated with the completion of such trials, the ability of the combined company to obtain any required financing on satisfactory terms and/or the ability of the combined company to receive FDA or other required regulatory approvals, as well as the fact that the ultimate value of the Merger Consideration received may be affected by each of the foregoing.

•        The fact that if we are unable to meet, at closing, the minimum $20.0 million net cash level, Leap could elect not to close.

•        The fact that certain conditions to closing are beyond our control and the related risk that the proposed transaction might not be consummated, which could have an adverse effect on:

(i)   The market price of our Ordinary Shares; and

(ii)  our continued ability to retain our management members.

•        The terms of the Merger Agreement, including (i) the restrictions (in particular, the non-solicitation restrictions) imposed on Macrocure between signing and closing which restrict our ability to continue to explore other strategic opportunities absent receipt of an unsolicited bona fide proposal that meets certain tests set forth in the Merger Agreement and (ii) the $1.2 million termination fee and/or up to $750,000 of expense reimbursements that could become payable by our Company under certain circumstances.

•        The fact that the foregoing provisions might have the effect of discouraging other persons potentially interested in combining with our Company from pursuing a transaction with us.

•        The interests of certain of our directors and officers in the Merger, including certain arrangements that may provide certain benefits that are different from, and/or in addition to, those of our other shareholders, as described under “Financial Interests of Macrocure’s Directors and Executive Officers in the Merger.”

•        The fact that the proposed transaction is expected to be a taxable transaction for our U.S. shareholders, although any tax to be recognized would be subject to various factors. See the section of the accompanying prospectus of Leap entitled “U.S. Federal Income Tax Considerations.”

•        The fact that the proposed transaction might be taxable to our Israeli shareholders upon consummation of the Merger, absent receipt of an appropriate tax ruling. While the receipt of such a ruling is a condition to closing, the failure to close as a result of our inability to receive such a ruling, could cause a termination fee of $1.6 million to become payable by our Company. See the sections entitled “The Merger—Fees and Expenses” and the section of the accompanying Leap prospectus titled “Material Foreign Income Tax Consequences—Tax Rulings.”

•        The risk that the announcement of the proposed transaction can attract litigation.

•        The risks referenced under the section above entitled, “Risk Factors” and described in the “Risk Factors” section of the enclosed Leap prospectus.

Our board of directors believed that, overall, the potential benefits of the Merger to our Company and our shareholders far outweighed the risks and uncertainties.

The preceding discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the Merger, our board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of our board of directors may have given different weight to different factors. Our board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendation.

As described above, our board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. The above explanation of the reasoning of our board of directors contains information that is forward-looking in nature and, therefore, should be read in light of the factors discussed above under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Our Financial Advisor

We retained Raymond James as our financial advisor in connection with the Merger on March 22, 2016. Pursuant to that engagement, our board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of our Ordinary Shares of the approximately 32.0% of the outstanding shares (after giving effect to the adoption of Leap’s 2016 Equity Incentive Plan, but not giving effect to a contemplated $10.0 million equity investment into Leap immediately prior to the consummation of the Merger committed by certain affiliates of HealthCare Ventures) of Leap Common Stock to be received by such holders (including, for these purposes, warrantholders and optionholders (excluding holders of the out-of-the-money options)) pursuant to the Merger Agreement.

At our board of directors’ August 29, 2016 meeting, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board, dated August 29, 2016, as to the fairness, as of such date, from a financial point of view, to the holders of our Ordinary Shares of the Merger Consideration to be paid by Leap to such holders. At our direction and with our consent, Raymond James did not consider the terms of the distributed royalty rights (described below under “Royalty Agreement”) in forming its opinion other than to the extent the ongoing costs of such royalty rights to Leap are incorporated into the projections that were utilized in the performance of Raymond James’ discounted cash flow analysis.

The full text of the written opinion of Raymond James is attached as Annex B to the accompanying Leap prospectus. The opinion of Raymond James is summarized in the Leap prospectus under the heading, “The Merger— Opinion of Macrocure’s Financial Advisor.” That summary is qualified in its entirety by reference to the full text of that written opinion. We urge you to read the opinion and the summary thereof in their entirety.

Related Transactions and Agreements

Equity Investment in Leap

By the terms of the Merger Agreement and their respective voting agreements, certain current stockholders of Leap, specifically, HealthCare Ventures VIII, L.P., HealthCare Ventures IX, L.P. and HealthCare Ventures Strategic Fund, L.P., or their designees, have committed to invest approximately $10.0 million into Leap by purchase of Leap Common Stock immediately prior to the consummation of the Merger in order to provide additional liquidity and working capital to Leap following the consummation of the Merger. A description of this equity investment and the impact that it will have on the capital structure of Leap following the Merger is contained in the accompanying Leap prospectus under the heading “The Merger— Related Transactions and Agreements— Equity Investment.”

Macrocure Voting Agreement

In connection with the execution of the Merger Agreement, our directors—  Ze’ev Bronfeld, David Ben Ami and Ranan Grobman— along with Vaizra Ventures, Viatcheslav Mirilasvili, Shlomo Kalish, Pontifax (Israel) II—Individual Investors L.P., Pontifax (Israel) II L.P., Pontifax (Cayman) II L.P., and Nissim Mashiach, our CEO, each entered into a voting agreement with Leap under which each such equityholder has agreed to vote in favor of the Merger and against any alternative acquisition proposal, agreement or transaction. As of August 29, 2016, those equityholders collectively beneficially owned or control approximately 54.28% of the voting power of our Company on an as-converted to common stock basis. These voting agreements grant Leap irrevocable proxies to vote any Macrocure ordinary shares over which each such equityholder has voting power in favor of each of the proposals described elsewhere in this Proxy Statement and against any alternative acquisition proposal, agreement or transaction.

We expect that the votes of these shareholders (if and when actually voted by Leap via the power granted under the foregoing proxies) will suffice to approve the Merger Proposal and the other proposals at the Meeting.

For a more complete description of these voting agreements, along with the voting agreements entered into by Leap’s stockholders in connection with the vote of Leap’s stockholders to approve its (and Merger Sub’s) consummation of the Merger, please see the accompanying Leap prospectus under the heading “The Merger— Related Transactions and Agreements— Voting Agreements.”

You can review these voting agreements, as copies of them serve as Exhibits 10.11 through 10.24 to Leap’s Registration Statement on Form S-4 of which the accompanying Leap prospectus forms a part, and were filed with the SEC together with Amendment No. 1 to the Form S-4 on November 2, 2016.

Royalty Agreement

In connection with the transactions contemplated under the Merger Agreement, Leap will declare a special distribution of certain royalty rights to each of its holders of Leap Common Stock outstanding immediately prior to the Effective Time of the Merger. The royalty rights will be set forth in a royalty agreement, referred to herein as the Royalty Agreement, by and between Leap and a special purpose vehicle formed by all holders of Leap Common Stock prior to the Effective Time of the Merger.

Pursuant to the Royalty Agreement, Leap will pay to the special purpose vehicle (i) 5% of Leap’s net sales of products incorporating its TRX518 compound and (ii) 2% of Leap’s net sales of products incorporating its DKN-01 compound. Holders of our Ordinary Shares will not be participating in the distribution and will receive no payments under the Royalty Agreement, nor will they participate or have any interest in the special purposes vehicle or right to any royalties payable by Leap following the Effective Time of the Merger.

For a more complete description of the royalty arrangement, please see the accompanying Leap prospectus under the heading “The Merger— Related Transactions and Agreements— Royalty Agreement.”

Registration Rights Agreement

In connection with the transactions contemplated under the Merger Agreement, Leap will be entering into a registration rights agreement, or the Registration Rights Agreement, with each of its holders of Leap

Common Stock outstanding immediately prior to the Effective Time of the Merger. In addition to the pre-Merger holders of Leap Common Stock, certain larger holders of Leap Common Stock following the Merger (who are among the largest holders of our Ordinary Shares prior to the Merger) will become parties to the Registration Rights Agreement. The large holders of our Ordinary Shares who will become party to the Registration Rights Agreement will have the right to request that their shares of Leap Common Stock to be received at the Effective Time of the Merger be included in a registration statement that Leap may in the future otherwise file for the potential offering of Leap Common Stock.

We have included the approval of the entry by our significant shareholders into the Registration Rights Agreement among the matters to be approved as part of the Merger Proposal at the Meeting. For more information concerning the Registration Rights Agreement, please see the section of the accompanying Leap prospectus titled “The Merger— Related Transactions and Agreements— Registration Rights Agreement.” Please also see the form of the Registration Rights Agreement that is appended as Exhibit 4.3 to Leap’s Registration Statement on Form S-4 (of which the accompanying Leap prospectus is a part).

Merger Consideration

At the Effective Time of the Merger, other than (i) shares that, immediately prior to the Effective Time of the Merger, are considered dormant shares (or menayot redumot) under the Companies Law and (ii) each Ordinary Share owned, directly or indirectly, by Leap or Merger Sub, each Ordinary Share issued and outstanding immediately prior to the Effective Time of the Merger will be converted automatically into the right to receive, such number of shares of Leap Common Stock equal to the quotient obtained by dividing (i) the product of (a) 0.35 multiplied by the quotient obtained by dividing (I) the aggregate number of shares of Leap Common Stock outstanding after giving effect to the Pre-Closing Leap Share Conversion (as described below under “Pre-Closing Leap Share Conversion and Recapitalization”), the Recap (as described below) and the assumed exercise of all outstanding stock options by (II) 0.65, by (ii) the aggregate number of Ordinary Shares, including those issuable upon the exercise of Macrocure warrants, Macrocure options (but not including any out-of-the-money options) and any other awards under Macrocure’s stock option plans, in each case, outstanding immediately prior to the consummation of the Merger. This exchange shall be calculated prior to giving effect to (i) a contemplated $10.0 million equity investment into Leap committed by certain affiliates of Leap immediately prior to the consummation of the Merger and (ii) the adoption of Leap’s 2016 Equity Incentive Plan, representing a number of shares of Leap Common Stock that, together with the out-of-the-money options outstanding at the Effective Time of the Merger, represents 8% of Leap’s fully diluted capitalization.

At the Effective Time of the Merger, each Ordinary Share owned, directly or indirectly, by Leap or Merger Sub will be cancelled and retired and no consideration will be paid for such shares.

Closing and Effective Time of the Merger

The closing of the Merger will take place on a date to be specified by our Company and Leap, which shall be no later than the second business day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions to the closing of the Merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between our Company and Leap. Subject to the satisfaction or waiver of the conditions to the closing of the Merger described in the section of the enclosed Leap prospectus entitled “The Merger Agreement—Conditions to Consummation of the Merger,” including the approval of the Merger Proposal by our shareholders at the Meeting, it is anticipated that the Merger will close towards the beginning of 2017. It is possible that factors outside the control of both companies could result in the Merger being consummated at a different time, or not at all.

The Effective Time will occur on the closing date of the Merger as the parties may agree and specify in the articles of merger.

Amendment and Restatement of Leap Charter and Bylaws

Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time of the Merger, Leap’s Charter and Bylaws will be amended to be in substantially the forms attached as Annex C and Annex D, respectively, to the enclosed Leap prospectus. Leap’s new Charter will, among other things, authorize 100,000,000 shares of Leap Common Stock, authorize 10,000,000 shares of preferred stock and effectuate a reverse stock split whereby each share of Leap Common Stock outstanding immediately prior to the Merger (after giving effect to the Recap described below), will be automatically reclassified and changed into a number of shares of Leap common stock at a ratio that brings Leap’s fully diluted capitalization to approximately 6,500,000 shares of Leap Common Stock.

We encourage you to carefully review Leap’s Charter and Bylaws as of the Effective Time, in the forms attached as Annex C and Annex D, respectively, to the enclosed Leap prospectus, which constitute the legal documents that will govern your rights as a Leap stockholder upon the effectiveness of the Merger.

Pre-Closing Leap Share Conversion and Recapitalization

Pursuant to the terms of the Merger Agreement, immediately prior to the amendment of Leap’s Charter and Bylaws that is described above, each issued and outstanding share of Leap preferred stock and each outstanding Leap convertible promissory note will convert into shares of Leap Common Stock (we refer to this as the Recap). In connection with the amendment of the Leap Charter, each share of Leap Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be reclassified and will undergo a reverse stock split such that it is changed into such number of shares of Leap Common Stock at a ratio that brings Leap’s fully diluted capitalization to approximately 6,500,000 shares of Leap Common Stock (we refer to this as the Pre-Closing Leap Share Conversion). The equity investment in Leap that is described above under the heading “The Merger— Related Transactions and Agreements— Equity Investment in Leap” will occur immediately prior to the Effective Time of the Merger, but after the Recap and Pre-Closing Leap Share Conversion.

Ownership of Leap Following the Merger

Please see the section of the accompanying Leap prospectus titled “The Merger—Ownership of Leap Following the Merger” for a description of the expected ownership of Leap Common Stock following the Effective Time. That expected ownership reflects various adjustments that are expected to be made in connection with the Merger, including an expected $10.0 million equity investment in Leap, the Recap, the Pre-Closing Leap Share Conversion, the consummation of the Merger and the adoption of Leap’s 2016 Equity Incentive Plan. There may furthermore be an additional private financing that Leap may pursue simultaneously with the closing of the Merger.

Please also see “The Merger— Pre-Closing Leap Share Conversion and Recapitalization” above in this Proxy Statement.

Governance of Leap Following the Merger

Please see the section of the enclosed Leap prospectus titled “The Merger—Governance of Leap Following the Merger” for a description of the expected composition of the board of directors (and chairmen of the committees thereof), as well as the management members, of the combined company following the Merger.

Dividend Policy Following the Merger

Please see the section of the enclosed Leap prospectus titled “The Merger—Dividend Policy Following the Merger” for a description of Leap’s current plans for its dividend policy following the Merger.

Regulatory Approvals

Under the Companies Law, we may not complete the Merger with Merger Sub without first making certain filings and notifications, which we have completed (but for which we are still subject to an additional 30 day waiting period following the date of the Meeting). Neither our Company nor Leap is required, however, to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States, Israel or other countries to consummate the Merger.

Please see as the disclosure in the accompanying Leap prospectus under the heading “The Merger—Regulatory Approvals.”

No Appraisal Rights; Objections by Creditors

Under the Companies Law, holders of Ordinary Shares are not entitled to appraisal rights in connection with the Merger.  Under the Companies Law, objections to the Merger may be filed by our creditors with the Israeli district court.  The court, in its discretion, may provide a remedy to any creditor who so objects if there is a reasonable concern that, as a result of the Merger, we will not be able to satisfy our obligations to our creditors following completion of the Merger.

Federal Securities Law Consequences

Following the effectiveness of the Registration Statement on Form S-4 of which the accompanying Leap prospectus forms a part, shares of Leap Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Leap common stock issued to any Macrocure shareholder who may be deemed an “affiliate” of Leap for purposes of Rule 144 of the Securities Act after the completion of the Merger. Persons who may be deemed “affiliates” of the combined company generally include individuals or entities that control, are controlled by or are under common control with, the combined company and may include the executive officers and directors of the combined company as well as its principal shareholders. See “Shares Eligible for Future Sale” in the enclosed Leap prospectus.

The enclosed Leap prospectus does not cover resales of Leap Common Stock received by our shareholders upon the completion of the Merger, and no person is authorized to make any use of that prospectus in connection with any resale of Leap Common Stock.

Accounting Treatment

Please see the enclosed Leap prospectus, under the heading “The Merger—Accounting Treatment,” for a description of the accounting treatment to be accorded to the Merger.

Historical and Pro Forma Financial Information

For historical financial information concerning our Company and Leap for the nine months ended September 30, 2016 and the years ended December 31, 2016 and 2015, please see the accompanying prospectus of Leap, including the financial statements appearing therein and the “Selected Historical Financial Data of Leap” and “Selected Historical Consolidated Financial Data for Macrocure” sections of the Leap prospectus.

For pro forma financial information that portrays the financial condition and results of operations of the combined company on a post-Merger basis as of September 30, 2016, and for the nine months ended, and year ended, September 30, 2016 and December 31, 2015, respectively (giving pro forma effect to the Merger as if it was consummated on January 1, 2015), please see the section of the accompanying Leap prospectus titled “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

NASDAQ Market Listing

Leap common stock is currently not traded on a stock exchange. Leap plans to list the Leap Common Stock to be issued in the merger on the NASDAQ stock market under the symbol “LPTX”. Leap has submitted an application for such listing.

Transfer Agent and Registrar

The transfer agent and registrar for Leap Common Stock is Continental Stock Transfer & Trust Company (which has served in a corresponding role for our Company). The transfer agent and registrar’s address is 17 Battery Place, Floor 8, New York, NY 10004.

Delisting and Deregistration of Macrocure Ordinary Shares

If the Merger is consummated, our Ordinary Shares will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC.

Material Tax Consequences of the Merger

For a summary of the U.S. federal income tax considerations related to the exchange of Ordinary Shares for Leap Common Stock pursuant to the Merger and the holding of shares of Leap Common Stock following the Merger, as well as a summary of certain Israeli tax considerations in connection with the Merger, please see the sections titled “U.S. Federal Income Tax Considerations” and “Material Foreign Tax Consequences,” respectively, in the accompanying prospectus of Leap.

Interests of our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the Merger Agreement and the Merger, you should be aware that certain of our directors and officers have agreements or arrangements that provide them with interests in the Merger that may be different from, or in addition to, the interests of other Macrocure shareholders.  Our board of directors and the compensation committee of the board of directors were aware of these different or additional interests in determining to approve and adopt the Merger Agreement, the Merger and related compensatory terms, and to recommend to Macrocure shareholders that they vote in favor of the Merger Proposal and the other proposals for which approval is sought at the Meeting.

For additional details regarding these interests, please see the section of the accompanying Leap prospectus entitled “Financial Interests of Macrocure’s Directors and Executive Officers in the Merger.”

THE MERGER AGREEMENT

Please see the section of the enclosed Leap prospectus entitled “The Merger Agreement” for a description of the material provisions of the Merger Agreement. That description does not purport to describe all of the terms of the Merger Agreement and may not contain all of the information that is important to you.  That summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to the accompanying Leap prospectus, and which was attached as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K that we furnished to the SEC on August 30, 2016 and that is incorporated by reference in this Proxy Statement. You are urged to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants by Macrocure, Leap and Merger Sub which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures being made by parties to the Merger Agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of representations, warranties and covenants may change after the date of the Merger Agreement, which may or may not be fully reflected in our public disclosures. Neither the Merger Agreement nor the description in the accompanying Leap prospectus is intended to provide you with any other factual information about us. Such information can be found elsewhere in this Proxy Statement, in the accompanying Leap prospectus and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information.”

PROPOSAL 2

PURCHASE OF TAIL D&O LIABILITY INSURANCE

Background

Under the Companies Law, a company may insure an office holder (which consists of a director, general manager (that is, a chief executive officer), chief business manager, deputy general manager, vice general manager, other manager directly reporting to the general manager, or any other person performing the functions thereof (other than the position of a director), without regard to such person’s title) against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided for in the company’s articles of association:

•                  a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•                  a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•                  a financial liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not insure (or indemnify or exculpate) an office holder against any of the following:

•                  a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•                  a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

•                  an act or omission committed with intent to derive illegal personal benefit; or

•                  a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Our articles of association allow us to insure our office holders to the fullest extent permitted by law.

As described in the Merger Proposal, under the Merger Agreement, we are required to purchase a directors’ and officers’ liability insurance, or, alternatively, if we are directed by Leap, we must instead purchase a “tail” policy in respect of our current directors’ and officers’ liability insurance policy, in either case that provides at least the pre-Merger amount and scope of coverage and that lasts for a period of seven years following the Effective Time of the Merger, for all current and former directors and officers of the Company and its subsidiaries serving at or prior to the Effective Time.

In accordance with Leap’s request, in order to secure our directors’ and officers’ entitlement to insurance, we intend to purchase a seven-year “tail” policy in respect of our current directors’ and officers’ liability insurance policy, at the current, pre-Merger coverage level of up to $25 million, plus $5 million of Side A DIC Policy. We currently expect that the total premium for all seven years will equal an aggregate of $280,000 (or 200% of our current annual premium of $140,000).

Our purchase of a “tail” policy for our directors and officers is furthermore consistent with our Compensation Policy for Executive Officers and Directors, adopted by our shareholders in December 2014, or our Compensation Policy, which allows us to purchase “runoff” (or tail) insurance for our officers and directors.

In light of the foregoing, each of the compensation committee and the board of directors has approved our obtaining the subject “tail” policy, subject to consummation of the Merger.  Under the Companies Law, because the subject policy will cover our directors and our CEO, among our other office holders (as defined in the Companies Law), in order to obtain the policy, we require the approval of our shareholders as well.

The purpose of the insurance that we provide to our directors and officers is to ensure that they are provided with adequate financial protection (as support for our indemnification obligations towards them) against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, our Company.

Because we are currently party to the Merger Agreement and require shareholder approval for, and are attempting to fulfill all conditions for, the Merger, there is an increased risk of litigation and other claims being asserted against our directors and officers in respect of the Merger and the pre-Merger period, even after the actual consummation of the Merger. We value the contributions of our current officers and directors, and we believe that it is the best interest of our Company and our shareholders that they continue to serve until the Effective Time of the Merger (assuming that the Merger is consummated). In order to encourage them to do so, we believe that it is necessary to continue the insurance coverage for all claims that arise against them in respect of all periods prior to the Merger for an additional seven years following the Effective Time. By doing so, we will assure them that they will be adequately protected— even against claims that may not be asserted against them until a significant period of time has elapsed following the Merger.

Proposed Resolution

We are proposing that our shareholders approve our prospective purchase of the tail insurance policy, subject to consummation of the Merger, via the adoption of the following resolution at the Meeting:

“RESOLVED, that subject to, and effective upon, the consummation of the Merger, Macrocure’s purchase, in accordance with the Merger Agreement, of a “tail” insurance policy for its officers and directors that will provide coverage to the same persons and on the same terms with respect to coverage and amount as under Macrocure’s current D&O insurance (coverage level of up to $25 million, plus $5 million of Side A DIC Policy) until the seventh anniversary of the effective time of the Merger, be, and hereby is, approved in all respects by Macrocure’s shareholders.”

Required Majority

The vote required for approval of the Tail Insurance Proposal is the affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon (excluding abstentions). Shareholders may vote for or against, or may abstain from voting, in connection with the resolution approving the Tail Insurance Proposal.

Board Recommendation

Our board of directors unanimously recommends a vote FOR the foregoing resolution approving our purchase of a tail insurance policy.

PROPOSAL 3

OPTION GRANTS TO DIRECTORS

Background

Our Board has sought to attract and retain qualified members to oversee the management of our Company and to assure that we maintain the highest standards of corporate governance.  In order to do so, we must properly incentivize such members so that the success of our Company, which benefits our shareholders, is properly aligned with each Board member’s personal economic benefit. Our Compensation Committee and Board believe that grants of equity to members of our Board is a key tool for achieving that alignment of interests.

Each of Katherine Wolf and Yuval Yanai served as an external director (as defined under the Companies Law) on our Board from our initial public offering (or IPO) and listing on NASDAQ in July 2014, until May 2016. On May 24, 2016, our Board elected to opt-out from the external director requirement pursuant to new leniencies promulgated under the Companies Law regulations. In accordance with restrictions under the Companies Law, during their entire period of service as external directors, Ms. Wolf and Mr. Yanai were unable to receive any new compensation (including equity compensation), beyond compensation that was fixed for them or granted to them at the start of their term. Each of Ms. Wolf and Mr. Yanai had received options to purchase 36,662 Ordinary Shares effective as of the start of their service as external directors, but the exercise price of those options was fixed well above the current market price of our Ordinary Shares.

When we opted out from the external director requirement and effectively converted Ms. Wolf and Mr. Yanai into ordinary, independent directors (under the NASDAQ Listing Rules), we were released from the restriction on awarding new compensation to those former external directors. In light of our increased flexibility, our Compensation Committee and our Board sought to reward Ms. Wolf and Mr. Yanai for their dedicated service to our Company, and to incentivize them towards further dedicated service as independent directors on our Company’s behalf.  The Compensation Committee (without the participation of Ms. Wolf and Mr. Yanai in considering each such person’s own proposed compensation) concluded that a grant of options to purchase the same number of Ordinary Shares as had been awarded originally to Ms. Wolf and Mr. Yanai, at an exercise price equal to the current market price of the Ordinary Shares, would be the best way to achieve those goals.  Therefore, the Compensation Committee recommended, and our Board subsequently approved, a one-time grant of 36,662 options to each of Ms. Wolf and Mr. Yanai.  This equity grant is intended to incentivize those directors by closely aligning their personal economic interest with our Company’s performance and share price appreciation.

Under the Companies Law, the payment (or grant) of compensation (including equity compensation) to directors requires the approval of our shareholders. If so approved, the options to be granted to Ms. Wolf and Mr. Yanai (each, sometimes referred to as an Independent Director hereafter) will be granted as of the date of the Meeting pursuant to the Macrocure Ltd. 2013 Share Incentive Plan, or the 2013 Plan, and will be subject to the following terms:

•                  Grant Date: Date of shareholder approval of the options grant

•                  Number of Ordinary Shares Underlying Options: 36,662

•                  Exercise Price (per Ordinary Share): Closing price of the Ordinary Shares on the Grant Date

•                  Vesting Schedule: Options to purchase 25% of the Ordinary Shares underlying the options will vest on the first anniversary of the Grant Date, and options to purchase 6.25% of the Ordinary Shares covered by the options will vest at the end of each subsequent three-month period thereafter over the course of the subsequent three years; provided, in each case, that the Independent Director remains engaged continuously as a Service Provider (as defined in the 2013 Plan) of the Company or its affiliates through each such vesting date.

•                  Acceleration Event: Vesting of the Options will automatically accelerate immediately prior to the consummation of a Merger/Sale of the Company (as defined in the 2013 Plan). Accordingly, the Options will vest upon the Merger (or an alternate M&A transaction) becoming effective.

•                  Exercise Period: The Option shall remain exercisable post-termination of service as a director, for up to one (1) year from the date of such termination of service.

In approving the equity-based awards, the Compensation Committee and the Board also considered the terms of, and factors enumerated in, our Compensation Policy and determined that the terms and conditions of the proposed one-time grant are consistent with our Compensation Policy.

Proposed Resolution

We are proposing that our shareholders approve our grant of options to purchase Ordinary Shares to each of Katherine Wolf and Yuval Yanai via the adoption of the following resolution at the Meeting:

“RESOLVED, that the grant of options to purchase 36,662 Ordinary Shares to each of Katherine Wolf and Yuval Yanai, directors of the Company, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at (and subject to the occurrence of) the Effective Time or the effectiveness of an alternate M&A transaction, be, and the same hereby is, approved in all respects.”

Required Majority

The vote required for approval of the Director Option Proposal is the affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon (excluding abstentions). Shareholders may vote for or against, or may abstain from voting, in connection with the resolution approving the Director Option Proposal.

Board Recommendation

Our board of directors unanimously recommends a vote FOR the foregoing resolution approving the proposed grant of options to two of our directors.

PROPOSAL 4

COMPENSATORY MEASURES FOR CHIEF EXECUTIVE OFFICER

Background

Under the Companies Law, any public Israeli company that seeks to approve terms of employment and/or compensation for its chief executive officer is required to obtain the approval of its compensation committee, board of directors and shareholders, in that order.

Nissim Mashiach has served in his capacity as our President and Chief Executive Officer, or CEO, since joining our Company in June 2012.  Mr. Mashiach initially led the way in our Company’s focus on developing a novel therapeutic platform to address chronic and hard-to-heal wounds. When that pursuit was effectively suspended mid-stream— unexpectedly— due to our platform not receiving regulatory approval from the U.S. Food and Drug Administration, or FDA, Mr. Mashiach immediately shifted focus to an active review of all strategic alternatives for our Company, while at the same time ensuring that we managed and conserved our existing cash through cost reduction and restructuring initiatives. He aggressively pursued identification of a potential business opportunity for us, scouting out potential acquisitions of, or combinations with, or investments in, other companies or technologies with revenue-making potential (which would complement our cash reserves). His strong efforts culminated in the prospective Merger, pursuant to which our shareholders will salvage value from their Ordinary Shares (in the form of shares of Leap Common Stock that are expected to have value above the preexisting market share price of our Ordinary Shares prior to the announcement of the Merger), as described elsewhere in this Proxy Statement. At the same time, Mr. Mashiach personally contributed towards our cost-cutting initiative, having voluntarily foregone his monthly base salary commencing in December 2015, up to the current time.

In the period of time leading up to the proposed Merger, our board of directors, based on the recommendation of our compensation committee, reviewed the role of our CEO in bringing our Company to its current position. The compensation committee and the board noted the extensive efforts and activities of the CEO in enabling our prospective Merger at a value to shareholders that exceeds, in the judgement of the committee and the board, that of our preexisting market share price.

In recognition of these achievements, the compensation committee and the board approved the following compensatory measures for our CEO:

(i)                                     Amendment of exercise period under existing options:   Under our CEO’s existing option agreements (that is, for options granted prior to the proposed option grant described in paragraph (ii)(b) below), one of the events that triggers expiration of the exercise period (post- termination of employment) is an M&A event. This provision would be deleted, so that an M&A event will not trigger an expiration of the exercise period.

(ii)                                  Additional measures conditioned on consummation of the Merger or an alternate M&A event:

The following compensatory  measures, each of which is subject to, and will only be effective upon, consummation of the Merger (or an alternate M&A transaction), and each of which is conditioned on his continuous employment as our CEO until such time:

(a)                                Recoupment of base salary voluntarily foregone: Mr. Mashiach will receive a one-time “make whole” payment in an amount equal to the base salary voluntarily foregone by him in the recent past (consisting of $10,000 of foregone salary per month, commencing on December 1, 2015 through the month in which the M&A transaction is consummated).

(b)                                Option grant: Mr. Mashiach will receive a new grant of options to purchase 150,000 Ordinary Shares, subject to the below terms:

1)                                    Grant date — date of the Meeting.

2)                                    Exercise price — closing price of the Ordinary Shares on NASDAQ on the grant date.

3)                                    Vesting schedule — immediate full vesting upon consummation of an M&A transaction (such as the contemplated Merger).

4)                                    Exercise period — during Mr. Mashiach’s continued service to our Company (or any successor, such as Leap) and for a period of three (3) years thereafter.

(c)                                 Cash bonus: Mr. Mashiach will receive a $300,000 cash bonus, provided that our “implied value” in our M&A transaction is at least 30% over our cash and cash equivalent assets as of such time.  Our Chairman of the Board may decide after consultation with the compensation committee that Mr. Mashiach will receive the $300,000 cash bonus even if such implied value is not met.

In approving the above-described compensatory measures for our CEO, the compensation committee, and our board of directors, considered the factors enumerated in the compensation policy for our office holders (as defined in the Companies Law). Our compensation committee and board expressed the view that the terms and conditions of the CEO Proposal: (i) are necessary and reasonable in order to preserve stability for the Company, enable our Company to continue its ordinary course of business during the interim period until closing of the Merger and facilitate the consummation of the Merger,  (ii) are appropriate, given the background and experience of Mr. Mashiach, (iii) are aligned with market conditions for companies of similar position and size, and for executives of similar experience level and quality (based on comparative analysis conducted by the compensation committee), (iv) are in acknowledgment and recognition of the CEO’s efforts and contribution to the achievement of our Company’s goals, in particular, the consummation of the Merger,  and (v) are consistent with the Compensation Policy.

Proposed Resolution

We are proposing that our shareholders approve the CEO Proposal via the adoption of the following resolution at the Meeting:

“RESOLVED, that each of the following compensatory measures for Nissim Mashiach, the Company’s CEO, as described in Proposal 4 of the Proxy Statement, dated November    , 2016, sent by Macrocure to its shareholders in respect of this Meeting, be, and the same hereby are, approved in all respects, including: (i) an amendment to the CEO’s existing options to purchase Ordinary Shares so that the exercise period thereunder post-termination of employment does not expire upon consummation of the Merger or an alternate M&A transaction; and (ii) effective upon, and subject to, the consummation of the Merger (or alternate M&A transaction): (a) a grant to the CEO of options to purchase 150,000 Ordinary Shares, at an exercise price equal to the closing market price of the Ordinary Shares on the date of the Meeting, which will vest in an accelerated manner at the Effective Time, (b) payment of a $300,000 cash bonus to the CEO, subject to the Company’s implied value being assessed at a certain level for purposes of the Merger (or alternate M&A transaction), which requirement may be waived at the discretion of the Chairman of the Board, after consultation with the compensation committee of the board of directors of our Company), and (c) a one-time “make whole” payment to the CEO, payable upon the consummation of the Merger (or alternate M&A transaction) and equal to $10,000 per month for each month from December 2015 through and including the month during which the Merger (or alternate M&A transaction) is consummated.”

Required Majority

The vote required for approval of the CEO Proposal is the affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon (excluding abstentions).

In addition, the approval of the CEO Proposal requires that either of the following two voting conditions be met as part of the approval by a majority of shares present and voting thereon:

•                                          the majority voted in favor includes a majority of the shares held by non-controlling shareholders who do not have a conflict of interest (referred to as a “personal interest” under the Companies Law) in the approval of the CEO Proposal that are voted at the Meeting, excluding abstentions; or

•                                          the total number of shares held by non-controlling, non-conflicted shareholders (as described in the previous bullet-point) voted against approval of the CEO Proposal does not exceed two percent (2%) of the aggregate voting rights in our Company.

Please see “The Special General Meeting— Voting Rights and Vote Required” above in this Proxy Statement for an explanation as to what constitutes a conflict of interest with respect to your vote on this proposal.

A shareholder must inform our Company before the vote (or if voting by proxy, indicate via a proxy card) whether or not such shareholder is a controlling shareholder or has a conflict of interest (as described above) in the approval of the CEO Proposal, and failure to do so disqualifies the shareholder from participating in the vote on this proposal. In order to confirm that you are not a controlling shareholder and that you have no conflict of interest in the approval of this proposal, and to therefore be counted towards the special majority required under this proposal, you must check the box for Item 4A on the accompanying proxy card. If you believe that you, or a related party of yours, is a controlling shareholder or has such a conflict of interest and you wish to participate in the vote on the CEO Proposal, you should not check the box for Item 4A on the enclosed proxy card and you should not vote on the CEO Proposal via the proxy card. Instead, you should contact Mr. Shai Lankry, our Chief Financial Officer, at shai@macrocure.com (or telephone: +972-54-565-6011), who will provide you with a separate proxy card that is designed for you so that you can submit your vote on this proposal (although your vote will not be counted towards the special majority required for approval of this proposal).  If you hold your shares in “street name” (i.e., shares that are held through a bank, broker or other nominee) and believe that you are a controlling shareholder or possess a personal interest, you may also contact the representative managing your account, who could then contact our Chief Financial Officer on your behalf.

Board Recommendation

Our board of directors unanimously recommends a vote FOR the foregoing resolutions approving the CEO Proposal.

MARKET PRICE INFORMATION

Our Ordinary Shares have been trading publicly on the NASDAQ Global Market since July 31, 2014 under the symbol “MCUR.” Prior to July 31, 2014, there was no public market for our Ordinary Shares. Our IPO was priced at $10.00 per share on July 30, 2014. The following table sets forth for the periods indicated the high and low closing sales prices per ordinary share as reported on NASDAQ:

	High	Low
Annual:
2015	$15.46	$0.85
2014 (beginning July 31, 2014)	9.71	7.01

Quarterly:
Fourth Quarter 2016 (through November 15, 2016)	$1.90	$1.43
Third Quarter 2016	2.01	1.21
Second Quarter 2016	1.66	0.78
First Quarter 2016	1.39	0.93
Fourth Quarter 2015	4.26	0.85
Third Quarter 2015	14.04	2.98
Second Quarter 2015	15.46	9.12
First Quarter 2015	11.84	7.53
Fourth Quarter 2014	8.30	7.01
Third Quarter 2014 (beginning July 31, 2014)	9.71	7.10

Most Recent Six Months:
November 2016 (through November 15, 2016)	$1.67	$1.47
October 2016	$1.90	$1.43
September 2016	1.68	1.40
August 2016	2.01	1.21
July 2016	1.70	1.41
June 2016	1.50	1.10
May 2016	1.19	0.98

On August 26, 2016, the last full trading day prior to date of the public announcement of the signing of the Merger Agreement, the closing price per Ordinary Share on the NASDAQ Global Market was $1.21. On November   , 2016, the most recent practicable date prior to the publication of this Proxy Statement, the closing price per Ordinary Share on the NASDAQ Global Market was $     .

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of November 1, 2016 by:

•        each person or entity known by us to own beneficially more than 5% of our outstanding shares;

•        each of our directors and executive officers individually; and

•        all of our executive officers and directors as a group.

The beneficial ownership of Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. For purposes of the table below, we have deemed shares subject to options or warrants that are currently exercisable or exercisable within 60 days of November 1, 2016 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 17,932,079 ordinary shares outstanding as of November 1, 2016.

As of November 1, 2016, we had one holder of record of our ordinary shares in the United States—Cede & Co., the nominee of The Depository Trust Company. That shareholder held in the aggregate 8,157,474 ordinary shares, or 45.5% of our outstanding ordinary shares, as of November 1, 2016. The number of record holders in the United States is not representative of the number of beneficial holders nor is it representative of where such beneficial holders are resident since the vast majority of these ordinary shares were held by Cede & Co., the nominee of The Depository Trust Company, on behalf of brokers or other nominees, who in turn held ordinary shares on behalf of underlying beneficial holders.

All of Macrocure’s shareholders, including the shareholders listed below, have the same voting rights attached to their ordinary shares. None of Macrocure’s principal shareholders or Macrocure’s directors and executive officers has different or special voting rights with respect to his, her or its ordinary shares. Unless otherwise noted below, each shareholder’s address is c/o Macrocure Ltd., 25 Hasivim Street, Petach Tikva 4959383, Israel.

	Number and Percentage of Ordinary Shares Beneficially Owned
Name	Number		Percent

5% or Greater Shareholders (other than directors and executive officers)
Pontifax (Israel) and affiliated venture funds(1)	1,881,759	(2)	10.5%
Viola Private Equity I, L.P. and affiliated entities(3)	1,820,317		10.2%
Viatcheslav Mirilashvili(5)	3,333,032	(5)	18.3%
Directors and Executive Officers
Nissim Mashiach	859,602	(6)	4.6%
Shai Lankry	71,070	(7)	0.4%
Tomer Kariv	1,881,759	(8)	10.5%
Ze’ev Bronfeld	2,709,371	(9)	15.1%
Ranan Grobman	393,928	(10)	2.2%
David Ben Ami	1,840,000		10.3%
Yuval Yanai	20,625	(11)	0.1%
Katherine Wolf	20,625	(12)	0.1%
All Directors and Executive Officers as a Group (8 persons)	7,796,980	(13)	41.1%

(1)                   The address of Pontifax (Israel) and its affiliated venture funds, to which we refer collectively as Pontifax, is 14 Shenkar St., Herzliya Pituach, PO Box 4093, Herzliya, 46140, Israel. Each of Mr. Tomer Kariv, who is the chief executive officer of Pontifax, and Mr. Ron Nussbaum, shares voting and dispositive power with respect to the shares held by Pontifax.

(2)                   Includes 20,625 ordinary shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of November 1, 2016.

(3)                   The address of Viola Private Equity I, L.P., or Viola, is Ackerstein Towers, Building D, 12 Abba Eban Avenue, 46120 Herzliya Pituach, Israel. Mr. Harel Beit-On, Mr. Shlomo Dovrat, Mr. Avi Zeevi and Mr. Eylon Penchas hold indirect interests in, and are directors in, and/or shareholders of, various entities that are the general partners of Viola and may be deemed to be the beneficial owners of the shares held by Viola.

(4)                   The address of Viatcheslav Mirilashvili is Hamanofim St., Herzliya Pituach, Herzliya, 46725, Israel.

(5)                   Consists of (i) 2,693,770 ordinary shares held by Viatcheslav Mirilashvili, and (ii) (a) 391,184 ordinary shares and (b) 248,078 ordinary shares issuable upon the exercise of warrants that are currently exercisable at the weighted average exercise price per share of NIS 0.01 par value, held by Vaizra Ventures Ltd., or Vaizra Ventures, an entity in which Mr. Mirilashvili indirectly holds 100% of the equity. As described in footnote (10) below, an entity for which Ranan Grobman, a director of Macrocure, serves as a director and in which he holds a 40% equity interest, holds a currently exercisable option to purchase 10% of the ordinary shares of Macrocure beneficially owned by Mr. Mirilashvili (including shares held or beneficially owned by Vaizra Ventures), in the aggregate.

(6)                   Consists entirely of options to purchase ordinary shares, all of which are currently exercisable. Excludes options to purchase an additional 150,000 ordinary shares that will be granted to Mr. Mashiach if such grant is approved at the upcoming Macrocure Shareholder Meeting.

(7)                   Consists entirely of options to purchase ordinary shares, all of which are either currently exercisable or exercisable within 60 days of November 1, 2016.

(8)                   Consists of 1,881,759 ordinary shares (including 20,625 ordinary shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of November 1, 2016) beneficially owned by Pontifax, for which Mr. Kariv serves as chief executive officer. Mr. Kariv and Ran Nussbaum share voting and dispositive power with respect to the shares held by Pontifax.

(9)                   Includes 20,625 ordinary shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of November 1, 2016.

(10)            Includes 333,303 ordinary shares that constitute 10% of the 3,333,032 ordinary shares beneficially owned by Mr. Mirilashvili (including via Vaizra Ventures), in the aggregate, which are subject to a currently exercisable option to purchase that is held by an entity in which Mr. Grobman holds a 40% equity interest and for which he serves as a director. Mr. Grobman disclaims beneficial ownership of those 333,303 ordinary shares except to the extent of his pecuniary interest therein. Also includes 20,625 ordinary shares issuable upon the exercise of options that are held by Mr. Grobman and that are currently exercisable or exercisable within 60 days of November 1, 2016.

(11)            Consists entirely of options to purchase ordinary shares, all of which are either currently exercisable or exercisable within 60 days of November 1, 2016. Excludes options to purchase an additional 36,662 ordinary shares that will be granted to Mr. Yanai if such grant is approved at the upcoming Macrocure Shareholder Meeting.

(12)            Consists entirely of options to purchase ordinary shares, all of which are either currently exercisable or exercisable within 60 days of November 1, 2016. Excludes options to purchase an additional 36,662 ordinary shares that will be granted to Ms. Wolf if such grant is approved at the upcoming Macrocure Shareholder Meeting.

(13)            Please see footnotes 6 through 12 above for information concerning the beneficial ownership of our directors and executive officers.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the internet world wide web site maintained by the SEC at www.sec.gov.

Leap’s Registration Statement on Form S-4, and the prospectus contained therein, which was originally filed with the SEC on September 26, 2016, and amended on November 2, 2016 and November 16, 2016, contains a detailed description of the Merger, Leap’s and Macrocure’s respective businesses, and certain risk factors related thereto. You are urged to read that prospectus, a copy of which is being sent to you together with this Proxy Statement.

We also refer you to the section titled “Where You Can Find More Information” in the accompanying prospectus of Leap, where you can learn how to find more information about Macrocure and/or Leap.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND IN THE ACCOMPANYING PROSPECTUS OF LEAP. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THAT PROSPECTUS. THIS PROXY STATEMENT IS DATED NOVEMBER    , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER MATTERS

Management knows of no other business to be transacted at the Meeting; but, if any other matters are properly presented to the Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

By order of the Board of Directors,

s/ TOMER KARIV
Tomer Kariv
Chairman of the Board of Directors

Petach Tikva, Israel
November    , 2016

MACROCURE LTD.

PROXY FOR THE SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER       , 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Shai Lankry, David S. Glatt and Jonathan M. Nathan, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote, on behalf of the undersigned, all of the Ordinary Shares of Macrocure Ltd. (the “Company”), held of record in the name of the undersigned at the close of business on November 11, 2016, at the Special General Meeting of Shareholders of the Company (the “Meeting”) to be held at the offices of the Company’s Israeli counsel, Meitar Liquornik Geva Leshem Tal, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel 5250608, on December       , 2016 at 3:00 p.m. (local time), and at any and all adjournments or postponements thereof on the following matters, which are more fully described in the Notice of Special General Meeting of Shareholders and Proxy Statement relating to the Meeting. Any capitalized terms used in this Proxy that are not otherwise defined shall have the respective meanings assigned to them in the foregoing Proxy Statement.

The undersigned acknowledges that the Notice of Special General Meeting of Shareholders relating to the Meeting has been published in a press release and furnished in a Report of Foreign Private Issuer on Form 6-K to the Securities and Exchange Commission in accordance with the Company’s Articles of Association (as amended) and the Israeli Companies Law and may be viewed at the following link: https://www.sec.gov/Archives/edgar/data/1606012/000117891316006778/exhibit_99-1.htm.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made with respect to Proposals 2 or 3 listed on the reverse side, this Proxy will be voted “FOR” each such proposal and in such manner as the holder of the Proxy determines with respect to any other business as may properly come before the Meeting or any and all adjournments or postponements thereof. If no direction is made with respect to Proposals 1 or 4, this Proxy will not be voted on such proposal(s).

IMPORTANT NOTE: The vote under this Proxy will not be counted towards the majority required for the approval of Proposals 1 or 4 unless the undersigned either (i) fills in the box for Proposals 1 and 4/Items 1A and 4A, respectively, on the reverse side, thereby confirming that he, she or it is not Leap Therapeutics, Inc. (“Leap”), M-Co Merger Sub, Ltd. (“Merger Sub”) or shareholder thereof holding 25% or more of their capital stock / share capital or a person acting on their behalf (in the case of Proposal 1/Item 1A) and does not have a conflict of interest and is not a controlling shareholder of the Company (in the case of Proposal 4/Item 4A), or (ii) contacts the Company to vote on Proposals 1 or 4 via a separate proxy card which is designed for a shareholder who is Leap, Merger Sub or a shareholder thereof holding 25% or more of their capital stock / share capital or a person acting on their behalf (in the case of Proposal 1/Item 1A) or has a conflict of interest or is a controlling shareholder of the Company (in the case of Proposal 4/Item 4A).

Any and all proxies heretofore given by the undersigned are hereby revoked.

(Continued and to be signed on the reverse side)

SPECIAL GENERAL MEETING OF SHAREHOLDERS OF

MACROCURE LTD.

December       , 2016

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MERGER UNDER PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SEE THE INSTRUCTIONS BELOW REGARDING PROPOSALS 1 AND 4/ITEMS 1A AND 4A.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Important Instructions for Proposals 1 and 4/Items 1A and 4A:

PLEASE BE CERTAIN TO FILL IN THE BOX FOR PROPOSALS 1 AND 4/ITEMS 1A AND 4A OPPOSITE TO CONFIRM, IN THE CASE OF ITEM 1A, THAT YOU ARE NOT MERGER SUB, PARENT OR A SHAREHOLDER THEREOF HOLDING 25% OR MORE OF THEIR SHARE CAPITAL / CAPITAL STOCK OR A PERSON ACTING ON THEIR BEHALF, AND, IN THE CASE OF ITEM 4A, THAT YOU DO NOT HAVE A CONFLICT OF INTEREST IN THE APPROVAL OF PROPOSAL 4 AND ARE NOT A CONTROLLING SHAREHOLDER OF THE COMPANY.

Under the Companies Law, you cannot be counted towards the majority required for Proposals 1 or 4 unless you provide either (i) the foregoing respective important confirmations or (ii) a confirmation that you actually do fall into any of those respective categories, as described below.

If you are Merger Sub, Parent or a shareholder thereof holding 25% or more of their share capital / capital stock or a person acting on their behalf (in the case of Proposal 1), or if you are a controlling shareholder of the Company or have a conflict of interest in the approval of Proposal 4, you may vote on those specific proposals by contacting Shai Lankry at the Company at shai@macrocure.com or +972-54-565-6011,  who will provide you with a proxy card that is designed for you (and in that case, you should not vote under this proxy card with respect to those Proposal(s) and should not fill in the box for Proposal 1 and/or 4/Item 1A and/or 4A (as appropriate)).

If you hold your shares via a broker or other nominee, please contact him, her or it, who should in turn contact the Company as described above.

☐

To change the address on your account, please check the box above and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	FOR	AGAINST	ABSTAIN

1.   Approval of the merger of Macrocure with Merger Sub, a wholly-owned subsidiary of Leap Therapeutics, Inc., including: (i) the merger transaction whereby Merger Sub will merge with and into Macrocure, with Macrocure surviving and becoming a wholly-owned subsidiary of Leap; (ii) the Merger Agreement; (iii) the Merger Consideration to be received by Macrocure’s shareholders in the Merger, consisting of a fraction of share of Leap Common Stock for each Ordinary Share held; (iv) conversion of each outstanding option and each outstanding warrant to purchase one Ordinary Share into an option or warrant to purchase a fraction of a share of Leap Common Stock, at an increased exercise price per share (subject to accelerated vesting in the case of each option); and (vi) all other transactions and arrangements contemplated by the Merger Agreement

	☐	☐	☐

1A. The undersigned confirms it is not Merger Sub, Leap or any person holding at least 25% of the means of control of either of them, or anyone acting on their behalf	☐

2.   Approval of the Company’s purchase, subject to and effective upon consummation of the Merger, of a seven-year “tail” D&O liability insurance policy providing coverage at substantially the same level as under the Company’s existing D&O insurance policy

	☐	☐	☐

3.   Approval of a grant of options to purchase 36,662 Ordinary Shares to each of Katherine Wolf and Yuval Yanai, at an exercise price equal to the closing market price on the Meeting date, subject to accelerated vesting upon effectiveness of the Merger (or an alternate M&A transaction)

	☐	☐	☐

4.   Approval of certain compensatory matters for the Company’s CEO, consisting of: (i) an amendment of the exercise period of the CEO’s existing options post-termination of employment such that they do not expire upon consummation of the Merger (or an alternate M&A transaction); (ii) grant of options to purchase 150,000 Ordinary Shares to the CEO, at an exercise price equal to the closing market price on the Meeting date, subject to accelerated vesting upon effectiveness of the Merger (or an alternate M&A transaction); (iii) payment of a $300,000 bonus to the CEO, subject to the Company’s implied value being at a certain level in the Merger (or alternate M&A transaction), unless waived by the Company’s Chairman; and (iv) a one-time “make whole” payment to the CEO of $10,000 per month from December 2015 through the month of the Merger (or an alternate M&A transaction)

	☐	☐	☐

4A.   The undersigned confirms it does not have a conflict of interest (referred to as a “personal interest” under the Companies Law, as described in the Proxy Statement) in the approval of Proposal 4 and is not a “controlling shareholder” of the Company under the Companies Law, as described in the Proxy Statement

☐

Signature of shareholder	Date	Signature of shareholder	Date

Note:      Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each owner should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.